UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE


In re:                                       )  Chapter 11
                                             )
THE PENN TRAFFIC COMPANY, et al.,            )  Case No. 99-462 (PJW)
                                             )
                      Debtors.               )  Jointly Administered


      AMENDED DISCLOSURE STATEMENT ACCOMPANYING AMENDED JOINT PLAN OF REORGANIZATION OF THE PENN TRAFFIC COMPANY, DAIRY DELL, INC., BIG M SUPERMARKETS, INC. AND PENNY CURTISS BAKING COMPANY, INC. UNDER CHAPTER 11 OF THE BANKRUPTCY CODE


PAUL, WEISS, RIFKIND, WHARTON &          YOUNG CONAWAY STARGATT &
   GARRISON                                 TAYLOR, LLP
Alan W. Kornberg                         James L. Patton, Jr.
Jeffrey D. Saferstein                    1110 N. Market Street
Brian S. Hermann                         P.O. Box 391
1285 Avenue of the Americas              Rodney Square North, 11th Floor
New York, New York  10019-6064           Wilmington, Delaware  19801
(212) 373-3000                           (302) 571-6600


Dated: March 1, 1999,
       as amended
       April 2, 1999

      ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT, INCLUDING THE FOLLOWING SUMMARY, ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, OTHER EXHIBITS ANNEXED TO THE PLAN, THE PLAN SUPPLEMENT, AND THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER SUCH DATE. ALL CREDITORS AND EQUITY INTEREST HOLDERS SHOULD READ CAREFULLY THE "RISK FACTORS" SECTION HEREOF BEFORE VOTING FOR OR AGAINST THE PLAN. SEE "CERTAIN RISK FACTORS" SECTION IX.

      THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE LAW. THIS DISCLOSURE STATEMENT HAS NEITHER BEEN APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING, OR TRANSFERRING SECURITIES OF THE DEBTORS SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSES FOR WHICH THEY WERE PREPARED.

      CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL REFLECT ACTUAL OUTCOMES.

      THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY ENTITY FOR ANY OTHER PURPOSE. THE FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING THE DESCRIPTION OF THE DEBTORS, THEIR BUSINESSES, AND EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASES, HAS BEEN OBTAINED FROM VARIOUS DOCUMENTS, AGREEMENTS, AND OTHER WRITINGS RELATING TO THE DEBTORS. NEITHER THE DEBTORS NOR ANY OTHER PARTY MAKES ANY REPRESENTATION OR WARRANTY REGARDING SUCH INFORMATION.

                                       (i)

      THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THIS DISCLOSURE STATEMENT. ALL EXHIBITS TO THE DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED.

      AS TO CONTESTED MATTERS, EXISTING LITIGATION INVOLVING THE DEBTORS, ADVERSARY PROCEEDINGS, AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE WITHOUT PREJUDICE SOLELY FOR SETTLEMENT PURPOSES, WITH FULL RESERVATION OF RIGHTS, AND IS NOT TO BE USED FOR ANY LITIGATION PURPOSE WHATSOEVER. AS SUCH, THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NONBANKRUPTCY PROCEEDING INVOLVING THE DEBTORS, OR ANY OTHER PARTY IN INTEREST, NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, FINANCIAL OR OTHER EFFECTS OF THE REORGANIZATION AS TO HOLDERS OF CLAIMS AGAINST OR EQUITY INTERESTS IN THE DEBTORS.

                                      (ii)

                                TABLE OF CONTENTS

                                                                    Page

I.    INTRODUCTION.....................................................1
      A.    HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED
            TO VOTE....................................................3
      B.    VOTING PROCEDURES..........................................4
      C.    CONFIRMATION HEARING.......................................5

II.   OVERVIEW OF THE PLAN.............................................5

III.  OVERVIEW OF CHAPTER 11...........................................8

IV.   DESCRIPTION OF THE DEBTORS' BUSINESS.............................9
      A.    General....................................................9
      B.    Retail Food Distribution Business..........................9
      C.    Wholesale Food Distribution Business......................10
      D.    Food Processing Operations................................11
      E.    Purchasing and Distribution...............................11
      F.    Competition...............................................12
      G.    Employees.................................................12
      H.    Government Regulation.....................................12
      I.    History...................................................12
      J.    Properties................................................13
      K.    The Prepetition Loan Documents............................14

V.    KEY EVENTS LEADING TO COMMENCEMENT OF
      THE CHAPTER 11 CASES............................................15
      A.    Decrease in Overall Store Performance and Operating
            Results...................................................15
      B.    Defaults under Indentures and Credit Agreement............16
      C.    Discussions with Financial Advisors, Regulatory Authorities and Informal Committee....................................17
      D.    Steps Taken to Strengthen The Debtors' Operations and
            Financial Performance.....................................18

VI.   THE CHAPTER 11 CASES............................................20
      A.    Disclosure Statement/Plan Confirmation Hearings...........20
      B.    Significant "First Day" Motions During the Chapter 11
            Cases.....................................................20
      C.    DIP Credit Facility.......................................20
      D.    Last Date to File Proofs of Claim.........................22
      E.    Assumption/Rejection of Leases Executory Contracts........22
      F.    The Official Committee of Unsecured Creditors.............22

VII.  SUMMARY OF THE PLAN OF REORGANIZATION...........................23
      A.    Introduction..............................................23

      B.    Classification and Treatment of Administrative Claims,
            Claims and Equity Interests Under the Plan................23
            1     Unclassified -- Administrative Claims...............25
            2     Unclassified -- Professional Compensation and
                  Reimbursement Claims................................26
            3     Unclassified -- Priority Tax Claims.................27
            4     Class 1 -- Other Priority Claims....................28
            5     Class 2 -- Other Secured Claim......................28
            6     Class 3 -- DIP Financing Claims.....................29
            7     Class 4 -- Trade Claims.............................29
            8     Class 5 -- General Unsecured Claims.................30
            9     Class 6 -- Senior Note Claims.......................30
            10    Class 7 -- Senior Subordinated Note Claims..........31
            11    Class 8 -- Equity Interests.........................32
      C.    Substantive Consolidation.................................33
      D.    Provisions Regarding Corporate Governance and Management
            of the Reorganized Debtors................................34
            1     Directors and Officers of Reorganized Penn Traffic..34
                  (a)   The Initial Board of Directors................34
                  (b)   Management of Reorganized Penn Traffic........34
                  (c)   Other Committees of the Board of Directors....35
            2     Directors and Officers of Dairy Dell, Big M and
                  Penny Curtiss.......................................35
            3     Corporate Action....................................35
                  (a)   Amended Penn Traffic Certificate of
                        Incorporation and Amended Penn Traffic
                        By-Laws.......................................35
                  (b)   Amended Other Debtor Certificate of
                        Incorporation and Amended Other Debtor
                        By-Laws.......................................36
            4     Securities to Be Issued Pursuant to the Plan........36
                  (a)   New Common Stock..............................36
                  (b)   New Senior Notes..............................37
                  (c)   The New Warrants..............................39
      E.    Securities Laws Matters...................................40
      F.    Equity Incentive Plan.....................................40
            1     Penn Traffic Company 1999 Equity Incentive Plan.....40
            2     Description of 1999 Penn Traffic Company Equity
                  Incentive Plan......................................40
      G.    New Management Agreement and Amendment to Joseph Fisher's
            Employment Agreement......................................42
      H.    Distributions Under the Plan..............................43
            1     Method of Distribution Under the Plan...............43
                  (a)   Date and Delivery of Distributions............43
                  (b)   Distribution of Cash..........................44
                  (c)   Distribution of Unclaimed Property............44
                  (d)   Saturdays, Sundays, or Legal Holidays.........44

                  (e)   Fractional Dollars and Fractional Shares and
                        Warrants......................................44
                  (f)   Distributions to Holders as of the Record
                        Date..........................................45
            2     Disputed Trade Claims and General Unsecured Claims..45
                  (a)   Distributions Withheld For Disputed Trade
                        Claims........................................45
                  (b)   Distributions Withheld for Disputed General
                        Unsecured Claims..............................46
      I.    Objections To And Resolution Of Administrative Claims and
            Claims; Administrative and Priority Claims Reserve........46
            1     Objections To And Resolution of Administrative
                  Claims and Claims...................................46
            2     Administrative and Priority Claims Reserve..........47
                  (a)   Establishment of Administrative Claims
                        Reserve.......................................47
                  (b)   Cash Held in Administrative and Priority
                        Claims Reserve................................47
      J.    Allocation of Consideration...............................47
      K.    Cancellation and Surrender of Existing Securities and
            Agreements................................................48
      L.    Indenture Trustee Fees....................................48
      M.    Implementation of the Plan................................50
            1     Registration Rights Agreement, New Notes Indenture,
                  the Amended Penn Traffic Certificate of
                  Incorporation, the Amended Penn Traffic By-Laws, the
                  Amended Subsidiaries Certificates of Incorporation,
                  the Amended Subsidiaries By- Laws, the New
                  Management Agreement, the Equity Incentive Plan, the
                  Warrant Agreement, the Supplemental Retirement Plan,
                  the Amendment to Joseph V. Fisher's Employment
                  Agreement and Other Implementation
                  Documents...........................................50
            2     The Debtors' Release................................50
            3     Waiver of Claims; Covenant Not To Sue...............51
      N.    Effect of Confirmation of the Plan........................51
            1     Continued Corporate Existence and Vesting of Assets
                  in the Reorganized Debtors..........................51
            2     Termination of Subordination Rights.................52
            3     Discharge of the Debtors............................52
            4     Injunction..........................................53
            5     Preservation of Rights..............................53
            6     Votes Solicited in Good Faith.......................54
            7     Administrative Claims Incurred after the
                  Confirmation Date...................................54
            8     Exculpation and Release of Released Parties;
                  Injunction..........................................54
            9     Preservation of Insurance...........................55
            10    Term of Bankruptcy Injunction or Stays..............55
            11    Officers' and Directors' Indemnification Rights and
                  Insurance...........................................55
            12    Limitation of Governmental Release..................55
      O.    Retention of Jurisdiction.................................56
      P.    Miscellaneous Provisions..................................56
            1     Payment of Statutory Fees...........................56

            2     Dissolution of Creditors Committee..................57
            3     Modification of the Plan............................57
            4     Governing Law.......................................57
            5     Filing or Execution of Additional Documents.........57
            6     Withholding and Reporting Requirements..............57
            7     Exemption From Transfer Taxes.......................57
            8     Section 1145 Exemption..............................58
            9     Waiver of Federal Rule of Civil Procedure 62(a).....58
            10    Plan Supplement.....................................58
      Q.    Executory Contracts and Unexpired Leases..................58
      R.    Benefit Plans.............................................59
      S.    Pension Plans.............................................60

VIII. PROJECTIONS AND VALUATION ANALYSIS..............................61
      A.    Projections...............................................61
      B.    Valuation.................................................63

IX.   CERTAIN RISK FACTORS TO BE CONSIDERED...........................64
            1     Projected Financial Information.....................65
            2     Ability to Refinance Certain Indebtedness and
                  Restrictions Imposed by Indebtedness................65
            3     Competitive Conditions and Need to Fund Future
                  Capital Requirements................................66
            4     Significant Holders.................................66
            5     Lack of Established Market for New Common Stock and
                  Warrants............................................66
            6     Lack of Trading Market for New Notes................67
            7     Dividend Policies...................................67
            8     Certain Bankruptcy Law Considerations...............67
                  (a)   Risk of Non-Confirmation of the Plan..........67
                  (b)   Risk of Non-Occurrence of the Effective Date..68
            9     Certain Tax Matters.................................68

X.    CONFIRMATION PROCEDURE..........................................68
      A.    Solicitation of Votes.....................................68
      B.    The Confirmation Hearing..................................69
      C.    Confirmation..............................................70
            1     Acceptance..........................................70
            2     Unfair Discrimination and Fair and Equitable Tests..70
                  (a)   Secured Creditors.............................70
                  (b)   Unsecured Creditors...........................70
                  (c)   Equity Interests..............................71
            3     Feasibility.........................................71
            4     Best Interests Test.................................72

XI.   EFFECTIVENESS OF THE PLAN.......................................74
      A.    Conditions Precedent to Effectiveness.....................74
      B.    Waiver of Conditions......................................74
      C.    Effect of Failure of Conditions...........................74
      D.    Vacatur of Confirmation Order.............................75

XII.  SECURITIES LAWS MATTERS.........................................75
      A.    Bankruptcy Code Exemptions from Registration Requirements.75
            1     Initial Offer and Sale of Plan Securities...........75
            2     Subsequent Transfers of Plan Securities.............76
            3     Certain Transactions by Stockbrokers................78
      B.    Registration Rights.......................................79

XIII. FINANCIAL INFORMATION...........................................79
      A.    Financial Statements......................................79
      B.    Management's Discussion and Analysis of Financial
            Condition and Results of Operations.......................80
      C.    Recent Performance........................................80

XIV.  ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF
      THE PLAN........................................................80
      A.    Liquidation Under Chapter 7...............................80
      B.    Alternative Plan of Reorganization........................81

XV.   CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN.............81
      A.    Consequences to Creditors.................................82
            1     Tax Securities......................................82
            2     Claims and Consideration Constituting Tax
                  Securities..........................................83
            3     Claims or Consideration Not Constituting Tax
                  Securities..........................................83
            4     Application of OID Rules............................85
      B.    Consequences to the Debtors...............................86
            1     Cancellation of Debt................................86
            2     Applicable High-Yield Discount Obligations..........86
            3     Alternative Minimum Tax.............................87
      C.    Additional Tax Considerations for All Claim Holders.......87
            1     Distributions in Discharge of Accrued Interest......87
            2     Subsequent Sale of New Senior Notes, New Common
                  Stock, or New Warrants..............................88
            3     Market Discount.....................................88
            4     Withholding ........................................89

XVI.  CONCLUSION......................................................90

                                       I.

                                  INTRODUCTION

            On March 1, 1999 (the "Petition Date"), The Penn Traffic Company ("Penn Traffic" or the "Company"), Dairy Dell, Inc. ("Dairy Dell"), Big M Supermarkets, Inc. ("Big M") and Penny Curtis Baking Company, Inc. ("Penny Curtis", together with Penn Traffic, Dairy Dell and Big M, the "Debtors") filed petitions for relief under chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware. On the same day, the Debtors also filed their proposed plan of reorganization, dated March 1, 1999 (as it may be amended, modified, or supplemented, the "Plan") which sets forth the manner in which Claims against and Equity Interests in the Debtors will be treated. This Disclosure Statement describes certain aspects of the Plan, the Debtors' businesses and related matters. Unless otherwise defined herein, all capitalized terms contained herein have the meanings ascribed to them in the Plan.

            After a long and careful review of the Debtors' businesses and the Debtors' prospects as going concerns, the Debtors, in consultation with their legal and financial advisors and an informal committee of certain major holders of Penn Traffic's debt securities that was formed prior to the Petition Date (the "Informal Committee") and the Informal Committee's legal and financial advisors, concluded that recoveries to creditors and equity holders would be maximized by the Debtors' continued operation as a going concern under the terms of the Plan. In other words, the Debtors are worth more to their creditors and equity holders as a going concern than they would be upon liquidation. To achieve that higher value, the Plan (if approved by all impaired Classes) contemplates (i) paying the Claims of all general unsecured creditors in full,
(ii) distributing $100 million of new senior notes and 19,000,000 shares of New Common Stock to holders of Penn Traffic's Senior Notes, (iii) distributing 1,000,000 shares of New Common Stock and 6-year warrants to purchase an additional 1,000,000 shares of New Common Stock, having an exercise price of $18.30 per share, to the holders of Penn Traffic's Senior Subordinated Notes, and (iv) converting each 100 shares of Penn Traffic's common stock outstanding on the Petition Date into 1 share of New Common Stock.

            This Disclosure Statement is submitted pursuant to section 1125 of the Bankruptcy Code to holders of Claims against and Equity Interests in the Debtors in connection with (i) the solicitation of acceptances of the Debtors' Plan and (ii) the hearing to consider confirmation of the Plan (the "Confirmation Hearing") scheduled for May 27, 1999, at 9:30 a.m., Eastern Time.

            Attached as Exhibits to this Disclosure Statement are copies of the following:

      o     The Plan (Exhibit A);

      o An Order of the Court dated April 5, 1999 (the "Disclosure Statement Order"), among other things, approving the Disclosure Statement and establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan (Exhibit B);

      o The Penn Traffic Company, et al. 1998 Form 10-K and Annual Report (Exhibit C);

      o The Penn Traffic Company, et al. Projected Financial Information (Exhibit D);

      o     The Penn Traffic Company, et al. Liquidation Analysis (Exhibit E);

      o     The Penn Traffic Company, et al. Organizational Chart (Exhibit F);
            and

      o     The Penn Traffic Company, et al. October 31, 1998 Form 10-Q
            (Exhibit G).

      o     The Penn Traffic Company, et al. Recovery Analysis (Exhibit H).

      o The Penn Traffic Company, et al. Fourth Quarter Fiscal 1999 Earnings Press Release dated April 1, 1999 (Exhibit I).

            In addition, a Ballot for the acceptance or rejection of the Plan is enclosed with the Disclosure Statement submitted to the holders of Claims and Equity Interests that the Debtors believe are entitled to vote to accept or reject the Plan.

            On April 5, 1999, after notice and a hearing, the Bankruptcy Court signed the Disclosure Statement Order approving this Disclosure Statement as containing adequate information of a kind and in sufficient detail to enable hypothetical, reasonable investors typical of the Debtors' creditors and equity interest holders to make an informed judgment whether to accept or reject the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

            The Disclosure Statement Order, a copy of which is annexed hereto as Exhibit B, sets forth in detail the deadlines, procedures and instructions for voting to accept or reject the Plan and for filing objections to confirmation of the Plan, the record date for voting purposes, and the applicable standards for tabulating Ballots. In addition, detailed voting instructions accompany each Ballot. Each holder of a Claim or an Equity Interest entitled to vote on the Plan should read in their entirety the Disclosure Statement, the Plan, the Disclosure Statement Order and the instructions accompanying the Ballots before voting on the Plan. These documents contain, among other things, important information concerning the classification of Claims and Equity Interests for voting purposes and the tabulation of votes. No solicitation of votes to accept the Plan may be made except pursuant to section 1125 of the Bankruptcy Code.

A.    HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE.

            Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired are entitled to vote to accept or reject a proposed chapter 11 plan. Classes of claims or equity interests in which the holders of claims or equity interests are unimpaired under a chapter 11 plan are deemed to have accepted the plan and are not entitled to vote to accept or reject the plan.

            Classes 5 (General Unsecured Claims), 6 (Senior Note Claims), 7 (Senior Subordinated Note Claims) and 8 (Equity Interests) of the Plan are impaired. To the extent Claims and Equity Interests in such Classes are Allowed Claims and Allowed Equity Interests, the holders of such Claims and Equity Interests are entitled to vote to accept or reject the Plan. Classes 1, 2, 3 and 4 of the Plan are unimpaired. Holders of Claims in Classes 1, 2, 3 and 4 are conclusively deemed to have accepted the Plan. Therefore, the Debtors are soliciting acceptances only from holders of Allowed Claims and Allowed Equity Interests in Classes 5, 6, 7 and 8.

            The Bankruptcy Code defines "acceptance" of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the plan. Acceptance of a plan by a class of equity interests requires acceptance by at least two-thirds of the number of shares in such class that cast ballots for acceptance or rejection of the plan. For a more detailed description of the requirements for confirmation of the Plan, see Section X. "Confirmation Procedure."

            If one or more of the Classes of Claims or Equity Interests entitled to vote on the Plan votes to reject the Plan, the Debtors intend to request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code.
Section 1129(b) permits the confirmation of a plan of reorganization notwithstanding the nonacceptance of a plan by one or more impaired classes of claims or equity interests. Under that section, a plan may be confirmed by a bankruptcy court if it does not "discriminate unfairly" and is "fair and equitable" with respect to each nonaccepting class. The determination as to whether to seek confirmation of the Plan under such circumstances will be announced before or at the Confirmation Hearing. For a more detailed description of the requirements for confirmation of a nonconsensual plan, see Section X.C "Confirmation Procedure" and "Unfair Discrimination and Fair and Equitable Tests."

B.    VOTING PROCEDURES.

            If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. If you hold Claims in more than one class, or Claims and Equity Interests, and you are entitled to vote Claims in more than one Class, you will receive separate Ballots which must be used for each separate Class of Claims or Equity Interests. Please vote and return your Ballot(s) to:

                        Donlin, Recano & Co., Inc.
                        P.O. Box 2034
                        Murray Hill Station
                        New York, New York 10156-0701
                        Attn: The Penn Traffic Company
                              Ballot Tabulation

            DO NOT RETURN YOUR NOTES OR SECURITIES WITH YOUR BALLOT.

            TO BE COUNTED, YOUR BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED NO LATER THAN 5:00 P.M., EASTERN STANDARD TIME, ON May 21, 1999. ANY EXECUTED BALLOT RECEIVED THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN SHALL BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE PLAN.

            Any Claim or Equity Interest in an impaired Class as to which an objection or request for estimation is pending or which is scheduled by the Debtors as unliquidated, disputed or contingent is not entitled to vote unless the holder of such Claim or Equity Interest has obtained an order of the Court temporarily allowing such Claim or Equity Interest for the purpose of voting on the Plan.

            Pursuant to the Disclosure Statement Order, the Court set April 5, 1999 as the record date for voting on the Plan. Accordingly, only holders of record as of April 5, 1999 that are otherwise entitled to vote under the Plan will receive a Ballot and may vote on the Plan.

            If you are a holder of a Claim or Equity Interest entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning the Disclosure Statement, the Plan or the procedures for voting on the Plan, please call Donlin, Recano & Co., Inc. at (212) 481-1411 from 10:00 a.m. to 4:00 p.m. Monday through Friday.

C.    CONFIRMATION HEARING.

            Pursuant to section 1128 of the Bankruptcy Code, the Confirmation Hearing will be held on May 27, 1999 at 9:30 a.m., Eastern Time, before the Honorable Peter J. Walsh, United States Bankruptcy Court, 824 North Market Street, Wilmington, Delaware. The Court has directed that objections, if any, to confirmation of the Plan be served and filed so that they are received on or before May 21, 1999 at 4:00 p.m., Eastern Time, in the manner described below in
Section X.B "The Confirmation Hearing." The Confirmation Hearing may be adjourned from time to time by the Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

            THE DEBTORS BELIEVE THAT THE PLAN WILL ENABLE THEM TO SUCCESSFULLY REORGANIZE AND TO ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS AND THEIR CREDITORS AND EQUITY INTEREST HOLDERS. THE DEBTORS URGE CREDITORS AND EQUITY INTEREST HOLDERS TO VOTE TO ACCEPT THE PLAN.

            AS DESCRIBED IN THE ENCLOSED LETTER, THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS APPOINTED IN THE DEBTORS' CHAPTER 11 CASES SUPPORTS THE PLAN AND RECOMMENDS THAT UNSECURED CREDITORS VOTE TO ACCEPT THE PLAN.

                                       II.

                              OVERVIEW OF THE PLAN

            The following table briefly summarizes the classification and treatment of Claims and Equity Interests under the Plan.

                     SUMMARY OF CLASSIFICATION AND TREATMENT
                 OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN 1/


        Type of Claim or                                            Estimated        Estimated
Class   Equity Interest                   Treatment                 Claim Amount     Recovery
-----   ----------------                  ---------                 ------------     ---------
--      Administrative       Unimpaired; paid in full, in Cash, or     $9mm 2/       100%
        Claims               in accordance with the terms and
                             conditions of transactions or
                             agreements relating to obligations
                             incurred in the ordinary course of
                             business during the pendency of the
                             Chapter 11 Cases or assumed by the
                             Debtors in Possession.

--      Priority Tax Claims  Unimpaired; at the option of the           $0.00        100%
                             Debtors either (i) paid in full, in Cash,
                             or (ii) paid over a six-year period
                             from the date of assessment as
                             provided in section 1129(a)(9)(C) of
                             the Bankruptcy Code with interest
                             payable at the rate of 8 1/4% per
                             annum.

1       Other Priority       Unimpaired; paid in full, in Cash.         $0.00        100%
        Claims

--------
1/ This table is only a summary of the classification and treatment of Claims and Equity Interests under the Plan. All amounts set forth in this table are in millions of dollars. Reference should be made to the entire Disclosure Statement and the Plan for a complete description of the classification and treatment of Claims and Equity Interests.

2/ This amount excludes claims of entities against the Debtors for (i) goods provided after the Petition Date by such entities to the Debtors for resale to the general public in the ordinary course of business, and (ii) goods (not resold to the general public) and services provided to the Debtors in the ordinary course of the Debtors' businesses. These claims are being paid in the ordinary course of business.


        Type of Claim or                                              Estimated        Estimated
Class   Equity Interest                   Treatment                   Claim Amount     Recovery
-----   ----------------                  ---------                   ------------     ---------
2       Other Secured Claims Unimpaired; at the option of the         $30mm            100%
                             Debtors either (i) reinstated by curing
                             all outstanding defaults with all
                             legal, equitable and contractual rights
                             remaining unaltered, (ii) paid in full,
                             in Cash, plus any interest required to
                             be paid pursuant to section 506(b) of
                             the Bankruptcy Code, or (iii) fully and
                             completely satisfied by delivery or
                             retention of the collateral securing
                             the Other Secured Claim and payment of
                             any interest required to be paid
                             pursuant to section 506(b) of the
                             Bankruptcy Code.

3       DIP Financing        Unimpaired; paid in full, in Cash.       $183mm           100%
        Claims

4       Trade Claims 3/      Unimpaired; to the extent not paid in    N/A              100%
                             the ordinary course of business, all
                             legal, equitable and contractual rights
                             will remain unaltered by the Plan.

5       General Unsecured    Impaired; at the option of the Debtors   $20mm            100%
        Claims               either (i) paid in full in Cash, or
                             (ii) reinstated by curing all
                             outstanding defaults with all legal,
                             equitable and contractual rights
                             remaining unaltered.

6       Senior Note Claims   Impaired; distribution of $100 million   $768.5mm          59% 4/
                             of New Senior Notes and 19,000,000
                             shares of Reorganized Penn Traffic's
                             New Common Stock.

--------
3/ A Claim of an entity against the Debtors for (i) goods provided prior to the Petition Date by such entity to the Debtors for resale to the general public in the ordinary course of business; provided, however, that such entity has continued to provide goods to the Debtors before and after the Petition Date on customary terms and credit, or as otherwise acceptable to the Debtors and (ii) goods (not resold to the general public) and services provided to the Debtors in the ordinary course of the Debtors' businesses.

4/ For an analysis of the estimated recovery, see Recovery Analysis attached as Exhibit H.


        Type of Claim or                                              Estimated        Estimated
Class   Equity Interest                   Treatment                   Claim Amount     Recovery
-----   ----------------                  ---------                   ------------     ---------
7       Senior Subordinated  Impaired; distribution of 1,000,000      $414.4mm            6% 5/
                             Claim shares of Reorganized Penn
                             Traffic's New Common Stock and 6-year
                             warrants to purchase 1,000,000 shares of
                             New Common Stock, having an exercise
                             price of $18.30 per share.

8       Equity Interests     Impaired; distribution of 1 share of          N/A          $2mm 5/
                             Reorganized Penn Traffic's New Common
                             Stock for each 100 shares of Penn
                             Traffic common stock held on the Record
                             Date.

                                 III.

                        OVERVIEW OF CHAPTER 11

            Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and equity interest holders. In addition to permitting rehabilitation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and equity interest holders with respect to the distribution of a debtor's assets.

            The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the filing date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a "debtor in possession."

            The consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against and interests in the debtor. Confirmation of a plan of reorganization by the bankruptcy court makes the plan binding upon a debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity interest holder of a debtor. Subject to certain limited

--------
5/ For an analysis of the estimated recovery, see Recovery Analysis attached as Exhibit H.

exceptions, the confirmation order discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

            After a plan of reorganization has been filed, the holders of claims against or interests in a debtor are permitted to vote to accept or reject the plan. Before soliciting acceptances of the proposed plan, however, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan. The Debtors are submitting this Disclosure Statement to holders of Claims against and Equity Interests in the Debtors to satisfy the requirements of section 1125 of the Bankruptcy Code.

                                       IV.

                     DESCRIPTION OF THE DEBTORS' BUSINESSES

      A.    GENERAL

            Penn Traffic is one of the leading food retailers in the eastern United States. As of April 1, 1999, Penn Traffic operated 216 supermarkets in upstate New York, Pennsylvania, Ohio and northern West Virginia under the "Big Bear" and "Big Bear Plus" (74 stores), "Bi-Lo Foods" (43 stores), "P&C Foods" (63 stores) and "Quality Markets" (36 stores) trade names. Penn Traffic also operates wholesale food distribution businesses serving, as of April 1, 1999, 95 licensed franchisees and 81 independent operators.

            As of the Petition Date, the majority of Penn Traffic's retail supermarket revenues were generated in smaller communities where Penn Traffic believes it virtually always holds the number one or number two market position. The balance of Penn Traffic's retail supermarket revenues are derived from Columbus, Ohio and Buffalo and Syracuse, New York.

            Penn Traffic's retail and wholesale operations stretch from Ohio to upstate New York. The Company operates in communities with diverse economies based primarily on manufacturing and distribution, natural resources, retailing, health care services, education and government services.

      B.    RETAIL FOOD DISTRIBUTION BUSINESS

            Penn Traffic is one of the leading supermarket retailers in its primary operating areas which include New York, Ohio and western Pennsylvania. To strengthen Penn Traffic financially, since the middle of last year the Company has undertaken a program to divest itself of certain marketing areas, principally in northeastern Pennsylvania where performance and market position were the weakest relative to Penn Traffic's other retail stores, and to close other underperforming stores. This rationalization process has allowed management to focus the Company's market and distribution resources on a less geographically diverse store base located in upstate New York, Ohio, western Pennsylvania and northern West Virginia.

            Penn Traffic's store sizes and formats vary widely, depending upon the demographic and competitive conditions in each location. For example, "conventional" store formats are generally more appropriate in areas of low population density, while larger areas are better served by full-service supermarkets of up to 75,000 square feet, which contain numerous specialty service departments such as bakeries, delicatessens, floral departments and fresh seafood departments. Penn Traffic's "Plus" format stores range in size from 75,000 to 140,000 square feet. These full service supermarkets carry an expanded variety of nonfood merchandise. Penn Traffic has recently commenced a process to refine the scope of this nonfood merchandise to a smaller number of categories with a greater depth of variety in these categories.

            Penn Traffic's supermarkets offer a broad selection of grocery, meat, poultry, seafood, dairy, fresh produce, delicatessen, bakery and frozen food products. The stores also offer nonfood products and services such as health and beauty products, housewares, general merchandise, floral items and banking services. In general, Penn Traffic's larger stores carry broader selections of merchandise and feature a larger variety of service departments. Most of the Company's supermarkets are located in shopping centers. The Company believes that its existing store base is generally modern and provides an attractive shopping experience for Penn Traffic customers.

      C.    WHOLESALE FOOD DISTRIBUTION BUSINESS

            As of April 1, 1999, Penn Traffic licensed, royalty-free, the use of its "Riverside," "Bi-Lo Foods" and "Big M" names to 95 independently-owned supermarkets that are required to maintain certain quality and other standards. The majority of these independent stores use Penn Traffic as their primary wholesaler and also receive advertising, accounting, merchandising, consulting and retail counseling services from Penn Traffic. In addition, as of April 1, 1999, Penn Traffic received rent from 47 of the licensed independent operators which lease or sublease their supermarkets from Penn Traffic. The Company also acts as a food distributor to 81 other independent supermarkets. Penn Traffic believes that it is able to leverage its existing food supply and distribution systems by supplying these retail stores owned and operated by third parties that are geographically proximate to its own existing store base. Penn Traffic intends to assume substantially all of the executory contracts and leases with respect to its wholesale food distribution business. Penn Traffic does not believe that there will be any cure amounts owed upon the assumption of such contracts and leases.

      D.    FOOD PROCESSING OPERATIONS

            Penn Traffic owns and operates Penny Curtiss, a bakery processing plant in Syracuse, New York. Penny Curtiss manufactures and distributes fresh and frozen bakery products for distribution to Penn Traffic's stores as well as to unrelated third parties.

      E.    PURCHASING AND DISTRIBUTION

            Penn Traffic is a large volume purchaser of products. Penn Traffic's purchases are generally of sufficient volume to qualify for minimum price brackets for most items. Penn Traffic purchases brand name grocery merchandise directly from national manufacturers. The Company also purchases private label products and certain other grocery items from TOPCO Associates, Inc., a national products purchasing cooperative comprising approximately 30 regional supermarket chains. Prior to the Petition Date, certain of Penn Traffic's suppliers had reduced credit limits to Penn Traffic which has reduced Penn Traffic's ability to supply its stores with a full variety of products or earn promotional discounts on certain products.

            Penn Traffic's principal Pennsylvania distribution facility is a company-owned 390,000 square foot distribution center in DuBois, Pennsylvania. Penn Traffic also operates a 196,000 square foot distribution center for perishable products in DuBois, and Penn Traffic leases a 70,000 square foot warehouse in DuBois, for grocery products, certain store supplies and aerosol products.

            The principal New York distribution facilities are a company-owned 498,000 square foot distribution center in Syracuse, New York and a company-owned 267,000 square foot distribution center in Jamestown, New York. The Company also owns a 217,000 square foot distribution center for perishable products in Syracuse.

            The Company's primary Ohio distribution center is a leased 484,000 square foot dry grocery facility in Columbus, Ohio. Penn Traffic also owns a 208,000 square foot distribution facility for perishable goods in Columbus and leases two additional warehouses totaling 430,000 square feet, in Columbus for distribution of general merchandise and health and beauty care items to all Penn Traffic stores.

            Approximately three-quarters of the merchandise offered in Penn Traffic's retail stores is distributed from its warehouses by its fleet of tractors, refrigerated trailers and dry trailers. Merchandise not delivered from Penn Traffic's warehouses is delivered directly to the stores by manufacturers, distributors, vendor drivers and sales representatives for such products as beverages, snack foods and bakery items.

      F.    COMPETITION

            The food retailing business is highly competitive and may be affected by general economic conditions. The number of competitors and the degree of competition experienced by Penn Traffic's supermarkets vary by location. Penn Traffic competes with several multi-regional, regional and local supermarket chains, convenience stores, stores owned and operated and otherwise affiliated with large food wholesalers, unaffiliated independent food stores, warehouse clubs, discount drug store chains, discount general merchandise chains, "supercenters" (combination supermarket and general merchandise stores) and other retailers.

      G.    EMPLOYEES

            Labor costs and their impact on product prices are important competitive factors in the supermarket industry.

            As of the Petition Date, approximately 55% of Penn Traffic's hourly employees belonged to the United Food and Commercial Workers Union. An additional 7% of Penn Traffic's hourly employees (principally employed in the distribution function and in the Company's bakery plant) belonged to four other unions. The Company competes with certain independently-owned and chain-owned supermarkets, discount drug stores, warehouse clubs, general merchandise stores, convenience stores, supercenters, and other retailers whose employees are not union affiliated. Penn Traffic intends to assume its collective bargaining agreements and does not believe that there will be any cure amounts owed upon such assumption.

      H.    GOVERNMENT REGULATION

            Penn Traffic's food and drug business requires it to hold various licenses and to register certain of its facilities with state and federal health, drug and alcoholic beverage regulatory agencies. By virtue of these licenses and registration requirements, Penn Traffic is obligated to observe certain rules and regulations, and a violation of such rules and regulations could result in a suspension or revocation of licenses or registrations. In addition, most of Penn Traffic's licenses require periodic renewals. Penn Traffic has experienced no material difficulties with respect to obtaining, effecting or retaining its licenses and registrations.

      I.    HISTORY

            Penn Traffic is the successor to a retail business which dates back to 1854. Penn Traffic, then a publicly-held corporation, was acquired in March 1987 by Riverside Acquisition Company, Limited Partnership ("RAC"), a Delaware limited partnership. At the time of the acquisition, Penn Traffic was the largest retail and wholesale food distribution company in its principal operating area, comprising 19 counties in central and northwestern Pennsylvania and southwestern New York. In 1988, Penn Traffic again became a publicly held corporation.

            In August 1988, Penn Traffic acquired P&C Food Markets, Inc. ("P&C"), which operated a retail and wholesale grocery business in a contiguous market to the east of Penn Traffic's historical marketplace. In October 1991, P&C became a wholly-owned subsidiary of the Company, and in April 1993, P&C was merged into the Company.

            In April 1989, Penn Traffic acquired Big Bear Stores Company ("Big Bear"), a leading food retailer in Ohio and a portion of West Virginia. In April 1993, Big Bear was merged into the Company.

            In January 1993, Penn Traffic acquired a number of supermarkets located in western New York and northwestern Pennsylvania from Peter J. Schmitt Co., Inc. certain of which are being operated, as of the Petition Date, by the Company under the "Quality Markets" trade name.

            In September 1993, Penn Traffic acquired certain supermarkets from Insalaco Supermarkets, Inc. in northeastern Pennsylvania. In addition, in January 1995, Penn Traffic acquired certain supermarkets owned by American Stores Company which had operated under the "Acme" trade name. As described in
Section IV.B. above, Penn Traffic has now divested itself or closed most of these stores. The remaining stores operate under the "Bi-Lo Foods" and "P&C Foods" trade names.

            In January 1998, Penn Traffic sold Sani-Dairy, its dairy manufacturing operation. Concurrent with the completion of the transaction, the Company entered into a 10-year supply agreement with the acquirer for the purchase of products that were supplied by Sani-Diary and two other dairies. These transactions were arms-length with third parties who were not insiders of the Company.

      J.    PROPERTIES

            Penn Traffic follows the general industry practice of leasing the majority of its retail supermarket locations. As of April 1, 1999, Penn Traffic owned 38 and leased 178 of the supermarkets that it operates. The owned supermarkets range in size from 4,300 to 123,000 square feet. The leased supermarkets range in size from 8,100 to 140,000 square feet and are held under leases expiring from 1999 to 2018, excluding option periods. As of April 1, 1999, Penn Traffic owned or leased 47 supermarkets which are leased or subleased to independent operators.

            As of the Petition Date, Penn Traffic also owned six shopping centers, five of which contain one of the company-owned or licensed supermarkets. As of the Petition Date, Penn Traffic also operated distribution centers in DuBois, Pennsylvania; Syracuse and Jamestown, New York; and Columbus, Ohio; and a bakery plant in Syracuse, New York. As of the Petition Date, Penn Traffic also owned a fleet of trucks and trailers, fixtures and equipment utilized in its business and certain miscellaneous real estate.

      K.    THE PREPETITION LOAN DOCUMENTS

            Prior to the Petition Date, the Debtors had entered into a Loan and Security Agreement dated as of March 5, 1993 (the "Prepetition Loan Agreement") with the lenders identified therein (the "Prepetition Lenders") and Fleet Bank, N.A. (as successor to NatWest USA Credit Corp.) ("Fleet"), as agent (the "Prepetition Agent"), pursuant to which the Prepetition Lenders made available to the Debtors a secured revolving credit facility in an aggregate amount not to exceed $250,000,000, with a sublimit for letters of credit in the aggregate amount of $60,000,000. Credit availability under the Prepetition Loan Agreement was determined by reference to a specified percentage of eligible receivables and inventory, less certain reserves, all as set forth in a borrowing base certificate delivered by the Debtors to the Prepetition Agent on a periodic basis. The obligations under the Prepetition Loan Agreement were secured by a pledge of the Company's inventory, accounts receivable and related assets.

            As of the Petition Date, the Debtors were indebted to the Prepetition Lenders and the Prepetition Agent under the Prepetition Loan Agreement in the aggregate principal amount as of February 26, 1999 of approximately $116 million, together with all accrued, but unpaid, interest, fees and expenses, including attorneys' fees, in respect thereof. In addition, as of the Petition Date, letters of credit having an aggregate face amount equal to approximately $46 million remained issued and outstanding under the Prepetition Loan Agreement.

            Before the Petition Date, Penn Traffic also executed and delivered to Fleet a Term Note dated October 25, 1993 (the "Term Note") in the principal amount of $15,000,000, which Term Note evidences term loans made to Penn Traffic in like amount. As of the Petition Date, the principal amount of $9,000,000, together with interest thereon, remained outstanding.

            Pursuant to the terms of that certain First Mortgage, Security Agreement, Financing Statement and Assignment of Leases and Rents (the "Mortgage") by and among Penn Traffic, as mortgagor, the Onondaga County Industrial Development Agency (the "Agency;" together with Penn Traffic, the "Mortgagors"), as co-mortgagor, and Fleet, as mortgagee, Penn Traffic's Obligations under the Term Note were secured by the Mortgagors' respective interests in certain real property located in the Town of Van Buren in the State of New York on which Penn Traffic operates a distribution center.

                                       V.

                      KEY EVENTS LEADING TO COMMENCEMENT OF
                              THE CHAPTER 11 CASES

      A.    DECREASE IN OVERALL STORE PERFORMANCE AND OPERATING RESULTS

            As described above under the caption "Description of the Business," over the last ten (10) years Penn Traffic acquired a number of supermarkets and invested significantly in its store base and distribution facilities. These acquisitions and investments were financed in part through the issuance of Senior Notes and Senior Subordinated Notes. As a result, as of the Petition Date, Penn Traffic had approximately $1.13 billion of Senior Notes and Senior Subordinated Notes outstanding that required approximately $113 million of debt service for the fiscal year ending January 29, 2000 ("Fiscal 2000"). The Company's high degree of leverage and the cash required to satisfy its debt service obligations and capital expenditure and working capital needs meant Penn Traffic could not effectively operate and service its debt obligations if its earnings before interest, taxes, depreciation and amortization, LIFO provision and unusual and extraordinary items ("EBITDA") declined significantly over an extended period.

            Penn Traffic experienced declines in revenues, EBITDA and operating income during the fiscal year ended January 31, 1998 ("Fiscal 1998") and incurred significantly greater declines during the fiscal year ended January 30, 1999 ("Fiscal 1999"). For the nine months ended October 31, 1998, same store sales declined 4.1% from the comparable period in the preceding year. For the three and nine months ended October 31,1998, EBITDA declined 58.7% and 39.5%, respectively. Penn Traffic believes that these significant declines were due primarily to changes in the Company's merchandising, marketing and service strategies that were implemented during the second half of the fiscal year ended January 31, 1998 and continued through the first half of the fiscal year ended January 30, 1999.

            Generally, the changes implemented during Fiscal 1998 involved the attempted repositioning of the Company's stores from a traditional high/low format with a reputation for high service and quality to a less promotional, lower price operation. To offset the reductions in gross margins, the Company reduced store payrolls and to some extent variety and quality. For example, the Company had traditionally offered choice beef exclusively in its stores. As part of the changes the Company began offering lower quality select beef at a lower price. Similarly, the Company had many service seafood departments that were closed or whose hours were curtailed in order to save payroll costs. Also, the Company's ad format was changed from an 8-page broadsheet circular with extensive presentations of perishable items, to a 4-page tabloid format with fewer items. These changes were in part implemented to lower advertising costs.

            These operational changes, which began during the third quarter of calendar 1997, were not well received by Penn Traffic's customers. In particular sales in the Company's Big Bear (Ohio and West Virginia) and eastern Pennsylvania Bi-Lo stores, were disproportionately affected due to these stores historical reputation of high quality and high service.

            Ultimately, as of the third quarter of Fiscal 1999, operating performance was not improving and with interest payments on its Senior Notes coming due, the Company's liquidity became a concern.

      B.    DEFAULTS UNDER INDENTURES AND CREDIT AGREEMENT

            Penn Traffic's worsening financial performance began to affect its continuing compliance with its existing Credit Facility and the indentures on its Senior Notes during the fiscal year ended January 30, 1999. For example, the Company would not have been in compliance with certain financial covenants set forth in its existing Credit Facility for the quarter ended August 1, 1998, but for a Waiver and Amendment given by the lenders under the existing Credit Facility that waived compliance with such financial covenants through April 1, 1999.

            In a move designed to preserve capital and maintain flexibility while it considered its restructuring alternatives and in light of the restructuring process which was under way with holders of Senior Notes and Senior Subordinated Notes, Penn Traffic decided not to make its scheduled debt service payments on its (i) 85/8% Senior Notes on December 15, 1998 or (ii) 10 1/4% Senior Notes on February 15, 1999. The failure to make the scheduled interest payments constituted payment defaults under the indentures relating to such notes which became (due to a lapse of the grace period) an event of default under the indenture for the 85/8% Senior Notes on December 30, 1998, and would, but for the filing of these cases, have become an event of default under the indenture for the 10 1/4% Senior Notes on March 2, 1999. In addition, the failure to make the December 15 interest payment on December 30 would have resulted in an event of default under the existing Credit Facility had the Company not obtained an additional waiver from the lenders under such Facility. These waivers enabled Penn Traffic to continue borrowing through the Petition Date. The holders of the 85/8% Senior Notes, but for the Chapter 11 Cases, would have been able to declare the outstanding principal amount thereof, together with accrued and unpaid interest thereon, to be due and payable immediately, which would have triggered a cross-default and acceleration right in respect of substantially all of the Company's indebtedness. If such indebtedness had been accelerated, Penn Traffic would not have had the ability to repay such indebtedness and would have been forced to seek protection from creditors under chapter 11 of the Bankruptcy Code.

      C. DISCUSSIONS WITH FINANCIAL ADVISORS, REGULATORY AUTHORITIES AND INFORMAL COMMITTEE

            In response to Penn Traffic's liquidity concerns, Penn Traffic engaged The Blackstone Group L.P. ("Blackstone") in November 1998 to act as its financial advisor to explore its strategic alternatives and to assist it in negotiating a consensual restructuring.

            Around the same time, institutions holding a substantial amount of Penn Traffic's Senior Notes and Senior Subordinated Notes (collectively, the "Notes") formed an Informal Committee to negotiate a consensual restructuring. As of the Petition Date, the members of the Informal Committee, or certain funds managed or advised by them, held in the aggregate more than 50% of the outstanding principal amount of the Notes. The members of the Informal Committee are:

            Satellite Fund Management LLC; Loomis Sayles &
            Company, L.P.; DDJ Capital Management, LLC

            The Informal Committee engaged Stroock & Stroock & Lavan LLP ("Stroock") as its legal counsel and Houlihan, Lokey, Howard & Zukin, Inc. ("Houlihan Lokey") as its financial advisor.

            The Informal Committee then commenced negotiations with Penn Traffic regarding the terms of a consensual restructuring of its indebtedness. In February, 1999, these negotiations resulted in an agreement in principle between Penn Traffic and the Informal Committee on the terms of a restructuring. Thereafter and through the Petition Date, Penn Traffic and the Informal Committee continued to negotiate the definitive terms of the Plan and prepared the documentation necessary to effectuate it.

            Prior to the Petition Date, members of the Informal Committee signed lock-up agreements (collectively, the "Lock-Up Agreements") making certain undertakings and representations for the benefit of the members of the Informal Committee and Penn Traffic. Pursuant to these Lock-Up Agreements, members of the Informal Committee have agreed that (i) when solicited to do so they will vote in favor of the Plan and (ii) they will not, directly or indirectly, sell or otherwise transfer any of the Notes held by them or any interest or participation therein, other than to a person who agrees in writing to be subject to the terms and undertakings contained in the Lock-Up Agreements.

      D. STEPS TAKEN TO STRENGTHEN THE DEBTORS' OPERATIONS AND FINANCIAL PERFORMANCE

            In response to Penn Traffic's declining operating performance, management initiated strategic enhancements commencing in the second half of calendar 1998. These changes are designed to improve sales and financial performance:

            MERCHANDISING MANAGEMENT. Penn Traffic has comprehensively evaluated its merchandising strategy and implemented or planned significant changes intended to improve both sales and margins by improving the selection and presentation of both its perishables and non-perishables departments.

            Foremost, these changes are designed to return the Company's stores to their traditional level of high quality fresh product and strong customer service. If successful, these steps will result in both greater sales overall and improved sales of higher margin perishables departments (e.g., produce, meat and bakery). In addition, increased sales of perishable items further improve margins by increasing inventory turns and decreasing inventory losses due to shrink.

            Some of the most important enhancements being made to the Company's perishables' offerings include: improved beef quality, variety and presentation; reopened seafood shops; broader variety of fresh high quality produce; more extensive in-store bakery variety and displays. As part of this program, the Company has added appropriate payroll hours to service these departments. These changes were initially implemented at certain of the Company's Big Bear stores during the fall of calendar 1998. Sales and margin trends at these stores have improved at least as much as planned. Should these positive trends continue, appropriate aspects of these programs will be extended to all Penn Traffic stores during calendar 1999.

            The Company is also seeking to improve the sales and margins from its non-perishable products. During calendar 1998, the Company completed the initial phases of a category management process. This program is designed to analyze individual product movement and the impact of promotional decisions. This allows category managers to design category plans that result in improved store assortments and pricing decisions.

            When initially implemented during the fall of calendar 1998 in a few categories, the Company generally met or exceeded its goals for improved category sales and/or margins. Plans are underway to complete and implement category plan for categories comprising approximately 50 percent of the total sales of grocery, dairy and frozen items during calendar 1999.

            In addition, the Company believes that its gross margins have been adversely impacted from the reduced availability of certain promotional allowances during the second half of Fiscal 1999. The completion of the plan of reorganization will allow the Company to generate increased promotion allowance income.

            DEVELOPMENT OF FIVE YEAR CAPITAL PROGRAM. In calendar 1997 and 1998, the Company curtailed its capital investment program in response to liquidity concerns. Given significant investments made in the Company's store base in prior years, management believes that most of its stores are modern and well maintained. Nevertheless, the Company has a significant number of locations where management believes that capital investment will produce increases in sales and profits or such investment would mitigate the adverse effect of the entry of a new competitor. Additionally, the Company has opportunities to invest in new store locations, particularly in the growing central Ohio market.

            To take advantage of the investment opportunities, the Company has developed a capital program for the five years ending January 31, 2004. This program totals approximately $300 million. It includes extensive investments during the first two years in remodeling, enlarging or replacing existing stores. In subsequent years, the plan continues the ongoing process of improving existing facilities while adding approximately 14 new stores. The completion of the plan of reorganization is expected to provide Penn Traffic with sufficient capital resources to complete this program.

            IMPLEMENTED DIVESTITURE AND RATIONALIZATION PROGRAM. Penn Traffic anticipates the sale of approximately 18 stores in Ohio and eastern Pennsylvania (17 completed as of the Petition Date). Upon completion, these divestitures will have generated net proceeds of approximately $40 million. In addition, Penn Traffic has closed or plans to close an additional 38 generally unprofitable stores. Management estimates that the 56 stores that have been or are expected to be closed or divested experienced an EBITDA loss of approximately $8 million in aggregate during the fiscal year ended January 30, 1999.

            MANAGEMENT. Penn Traffic retained Joseph Fisher as President and Chief Executive Officer in November 1998. Mr. Fisher brings approximately 30 years of industry expertise to Penn Traffic, including most recently six years at Big V Supermarkets, Inc. (operator of supermarkets under the ShopRite name in the Hudson Valley region of New York, northeastern Pennsylvania and northern New Jersey) where he served as President and CEO from 1995 until joining Penn Traffic.

            ADMINISTRATIVE COST REDUCTIONS. With a smaller store base, Penn Traffic will be able to reduce non-store administrative and operational personnel. Additionally, in the fiscal year ending January 28, 2001, the Company expects to reduce its level of spending on Management Information Systems as it completes projects associated with upgrading systems to address Year 2000 issues.

                                       VI.

                              THE CHAPTER 11 CASES

      A.    DISCLOSURE STATEMENT/PLAN CONFIRMATION HEARINGS

            Simultaneously with the filing of their chapter 11 petitions, the Debtors filed a motion seeking an order from the Court scheduling a hearing to consider the adequacy of this Disclosure Statement. On April 5, 1999, the Court entered the Disclosure Statement Order. As provided by the Disclosure Statement Order, hearing on confirmation of the Plan is scheduled for May 27, 1999.

      B.    SIGNIFICANT "FIRST DAY" MOTIONS DURING THE CHAPTER 11 CASES

            On the Petition Date and during the first few weeks of the Chapter 11 Cases, the Bankruptcy Court entered several orders authorizing the Debtors to pay various prepetition claims. These orders were designed to ease the strain on the Debtors' relationships with customers and employees as a consequence of the filings. The Bankruptcy Court entered orders authorizing the Debtors to, among other things, (i) pay prepetition compensation, benefits and employee reimbursement to employees and (ii) honor certain prepetition obligations to customers, including obligations relating to the Debtors' return policy, gift certificates and coupon programs. The Debtors also obtained an Order from the Bankruptcy Court authorizing them to pay certain prepetition Claims of trade creditors and service providers. With respect to trade creditors, the Bankruptcy Court has authorized payment to such trade creditors, provided such trade creditors provide the Debtors with customary trade credit and terms or on such terms that are otherwise acceptable to the Debtors.

            In addition, the Debtors filed numerous motions seeking orders from the Bankruptcy Court authorizing the Debtors to retain professionals. Specifically, the Debtors filed motions for authorization to retain (i) Paul, Weiss, Rifkind, Wharton & Garrison ("Paul Weiss") and Young, Conaway, Stargatt & Taylor ("Young Conaway"), as co-counsel, (ii) Blackstone, as financial advisor,
(iii) certain ordinary course professionals, (iv) PricewaterhouseCoopers, as accountants, and (v) Donlin, Recano & Co., Inc., as voting, tabulation and noticing agent. The Debtors also filed motions seeking certain relief from administrative requirements of the Bankruptcy Code.

      C.    DIP CREDIT FACILITY

            To provide the Debtors with the cash and liquidity necessary to continue operations and to maintain normal vendor relations, Penn Traffic, Big M, Dairy Dell and Penny Curtiss (the "Borrowers") have entered into a $300 million debtor-in-possession facility in the form of a Loan and Security Agreement (the "DIP

Credit Facility"), dated as of March 2, 1999, among the Borrowers, the lenders identified therein (the "Lenders"), including Fleet Capital Corporation ("Fleet"), and Fleet, as administrative agent (the "Agent"). On March 2, 1999, the Bankruptcy Court entered an interim order authorizing the Borrowers to borrow up to an aggregate amount of $240 million under the DIP Credit Facility. On April 5, 1999, the Bankruptcy Court entered a final order (the "Order") approving the DIP Credit Facility. Pursuant to the Order, the Borrowers have been authorized to borrow up to an aggregate amount of $300 million, approximately $125 million of which has been utilized by the Borrowers to satisfy the Debtors' prepetition obligations under (i) the Prepetition Loan Agreement and (ii) the Term Note (collectively, the "Prepetition Loan Agreements"). In addition, pursuant to the Order and the DIP Credit Facility, all letters of credit outstanding on the Petition Date (the "Prepetition Letters of Credit") under the Prepetition Loan Agreements in the aggregate face amount of approximately $46 million were deemed to be outstanding letters of credit under the DIP Credit Facility. The DIP Credit Facility has a $60 million sublimit for letters of credit.

            The balance of amounts available under the DIP Credit Facility will be utilized by the Debtors for on-going working capital needs. Availability under the DIP Credit Facility for each Debtor is calculated by reference to a specified percentage of certain receivables, inventory, equipment and real property interests of such Debtor, less certain agreed-to reserves, all as set forth in a borrowing base certificate delivered to the Agent on a periodic basis. As of March 19, 1999, there were total borrowings outstanding under the DIP Credit Facility of $104.8 million, outstanding letters of credit in an aggregate face amount of approximately $46 million and additional availability in the amount of $89.2 million (these amounts are based on the $240 million authorized under the interim financing order; based on $300 million, the Debtors would have had availability of $144.6 million on such date).

            The Borrowers' obligations to the Agent and the Lenders under the DIP Credit Facility (the "DIP Obligations") are secured by a first priority security interest in certain of the Debtors' real and personal property, including inventory, accounts receivable, equipment, certain real property interests and amounts held in certain deposit accounts, subject only to Permitted Liens (as defined in the DIP Credit Facility) and Carve-Out Expenses (as defined below). In addition, pursuant to the Order, the DIP Obligations have been accorded administrative expense status with priority over all other administrative claims, other than certain agreed-to administrative claims, including the fees and expenses of professionals retained by the Debtors' and any official committees appointed in the Chapter 11 Cases (the "Carve- Out Expenses").

            The DIP Credit Facility expires on the earlier of (x) March 3, 2000 and (y) the Commitment Termination Date (as defined in the DIP Credit Facility).

      D.    LAST DATE TO FILE PROOFS OF CLAIM

            Simultaneously with the filing of their petitions, the Debtors filed a motion seeking an order (the "Bar Date Order") from the Court requiring any person or entity holding or asserting a Claim against the Debtors to file a written proof of claim with the Clerk of the Court, United States Bankruptcy Court for the District of Delaware, 824 Market Street, Wilmington, DE 19801, on or before 4:00 p.m. (EST) on April 19, 1999 (the "Bar Date"). Such motion requested that any person or entity (other than, among others, employees, individual holders of Senior Notes and Senior Subordinated Notes and the Indenture Trustees) which fails to timely file a proof of claim will be forever barred, estopped and enjoined from voting on, or receiving a distribution under, the Plan and will be forever barred, estopped and enjoined from asserting a Claim against the Debtors, their estates, the Reorganized Debtors, and any of their successors or assigns. On March 5, 1999, the Court entered the Bar Date Order and established April 19, 1999 as the Bar Date.

      E.    ASSUMPTION/REJECTION OF LEASES EXECUTORY CONTRACTS

            Pursuant to the Bankruptcy Code, the Debtors have 60 days after the entry of the order for relief (which is the Petition Date) to assume or reject executory contracts or unexpired leases. The Debtors have already sought Bankruptcy Court approval to reject 26 leases. The Debtors are reviewing their remaining leases and will decide shortly whether to reject any other leases. The Debtors, in conjunction with their attorneys, financial advisors and accountants will also review the Debtors' executory contracts to determine which, if any, of such contracts should be assumed or rejected. The Debtors will make any appropriate motions with respect to assumed or rejected leases and existing contracts within the time period established by the Bankruptcy Code or such other time as set by the Bankruptcy Court.

      F.    THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS

            On March 22, 1999, the United States Trustee appointed an Official Committee of Unsecured Creditors (the "Creditors Committee") in the Chapter 11 Cases. The Creditors Committee currently consists of Loomis Sayles & Co., L.P., Quantum Partners LDC & Quota Fund N.V., DDJ Capital Management LLC, Topco Associates, Inc., AmeriSource Corp., Bankers Trust Co., as indenture trustee, U.S. Bank Trust National Association, as indenture trustee, United States Trust Company of New York, as indenture trustee and Norwest Bank Minnesota N.A., as indenture trustee.

            The Creditors Committee is seeking the retention of Stroock and Morris, Nichols, Arsht & Tunnell as co-counsel to the Creditors Committee and Houlihan Lokey as its financial advisor.

                                      VII.

                      SUMMARY OF THE PLAN OF REORGANIZATION

      A.    INTRODUCTION

            The Debtors believe that confirmation of the Plan is critical to their continued survival and that the Plan provides the best opportunity for maximum recoveries for its Creditors and Equity Interestholders. The Debtors believe, and will demonstrate to the Court, that Creditors and Equity Interestholders will receive at least as much, if not more, in value under the Plan than they would receive in a liquidation under chapter 7 of the Bankruptcy Code.

            The following is a summary of the Plan, in pertinent part. The Plan is attached as Exhibit A to this Disclosure Statement. The terms of the Plan govern in the event of any discrepancies with the following discussion.

      B. CLASSIFICATION AND TREATMENT OF ADMINISTRATIVE CLAIMS, CLAIMS AND EQUITY INTERESTS UNDER THE PLAN

            Only administrative expenses, claims and equity interests that are "allowed" may receive distributions under a chapter 11 plan. An "allowed" administrative expense, claim or equity interest simply means that the debtor agrees, or in the event of a dispute, that the court determines, that the administrative expense, claim or equity interest, including the amount, is in fact a valid obligation of the debtor. Section 502(a) of the Bankruptcy Code provides that a timely filed administrative expense, claim or equity interest is automatically "allowed" unless the debtor or another party in interests objects. However, section 502(b) of the Bankruptcy Code specifies certain claims that may not be "allowed" in a bankruptcy case even if a proof of claim is filed. These include, without limitation, claims that are unenforceable under the governing agreement or applicable non-bankruptcy law, claims for unmatured interest, property tax claims in excess of the debtor's equity in the property, claims for certain services that exceed their reasonable value, lease and employment contract rejection damage claims in excess of specified amounts, and late-filed claims. In addition, Bankruptcy Rule 3003(c)(2) prohibits the allowance of any claim or equity interest that either is not listed on the debtor's schedules or is listed as disputed, contingent, or unliquidated, if the holder has not filed a proof of claim or equity interest before the deadline to file proofs of claim and equity interests.

            The Bankruptcy Code also requires that, for purposes of treatment and voting, a chapter 11 plan divide the different Claims against, and Equity Interests in, the debtor into separate classes based upon their legal nature. Claims of a substantially similar legal nature are usually classified together, as are equity interests of a substantially similar legal nature. Because an entity may hold multiple Claims and/or Equity Interests which give rise to different legal rights, the holders of such

Claims and/or Equity Interests may find themselves members of multiple classes of Claims and/or Equity Interests. As a result, under the Plan, for example, a creditor that holds both a Claim based on a Senior Note and Old Common Stock would have its Claim classified in Class 6 and its Equity Interest classified in Class 8. To the extent of this holder's Claim, the holder would be entitled to the voting and treatment rights that the Plan provides with respect to Class 6, and, to the extent of the holder's Equity Interest, the voting and treatment rights that the Plan provides with respect to Class 8.

            Under a chapter 11 plan, the separate classes of claims and equity interests must be designated either as "impaired" (altered by the plan in any way) or "unimpaired" (unaltered by the plan). If a class of claims is "impaired," the Bankruptcy Code affords certain rights to the holders of such claims, such as the right to vote on the plan (unless the plan provides for no distribution to the holder, in which case, the holder is deemed to reject the plan), and the right to receive an amount under the chapter 11 plan that is not less than the value that the holder would receive if the debtor were liquidated under chapter 7. Under section 1124 of the Bankruptcy Code, a class of claims or interests is "impaired" unless, with respect to each claim or interest of such class, the plan (i) does not alter the legal, equitable, and contractual rights of the holders of such claims or interests or (ii) irrespective of the holder's right to receive accelerated payment of such claims or interests after the occurrence of a default, cures all defaults (other than those arising from, among other things, the debtor's insolvency or the commencement of a bankruptcy case), reinstates the maturity of the claims or interests in the class, compensates the holders of such claims or interests for any damages incurred as a result of their reasonable reliance upon any acceleration rights, and does not otherwise alter their legal, equitable or contractual rights. Typically, this means that the holder of an unimpaired claim will receive on the later of the effective date of the plan of reorganization or the date on which amounts owing are due and payable, payment in full, in cash, with postpetition interest to the extent permitted and provided under the governing agreement between the parties (or if there is no agreement, under applicable non-bankruptcy law), and the remainder of the debtor's obligations, if any, will be performed as they come due in accordance with their terms. Thus, other than its right to accelerate the debtor's obligations, the holder of an unimpaired claim will be placed in the position it would have been in had the debtor's case not been commenced.

            Consistent with these requirements, the Plan divides the Claims against, and Equity Interests in, the Debtors into the following Classes:


     Unclassified         Administrative Claims                Paid in full

     Unclassified         Priority Tax Claims                  Unimpaired

     Class 1              Other Priority Claims                Unimpaired

     Class 2              Other Secured Claims                 Unimpaired

     Class 3              DIP Financing Claims                 Unimpaired

     Class 4              Trade Claims                         Unimpaired

     Class 5              General Unsecured Claims             Impaired/
                                                               Paid in full

     Class 6              Senior Note Claims                   Impaired

     Class 7              Senior Subordinated Note Claims      Impaired

     Class 8              Equity Interests                     Impaired

            For purposes of computing distributions under the Plan, Allowed Claims do not include postpetition interest unless otherwise specified in the Plan.

            1     UNCLASSIFIED -- ADMINISTRATIVE CLAIMS

            Administrative Claims are Claims constituting a cost or expense of administration of the Chapter 11 Cases allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code. Such Claims include any actual and necessary costs and expenses of preserving the estates of the Debtors, any actual and necessary costs and expenses of operating the Debtors in Possession's businesses, any indebtedness or obligations incurred or assumed by the Debtors in Possession in connection with the conduct of their businesses including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, all compensation and reimbursement of expenses to the extent Allowed by the Court under section 330, 331 or 503 of the Bankruptcy Code, and any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code.

            Except as provided for below with respect to Professional Compensation and Reimbursement Claims, pursuant to the Plan, Administrative Claims will be paid in full, in Cash, on the later of the Effective Date and the date such Administrative Claim becomes an Allowed Claim, or as soon thereafter as is practicable. Allowed Administrative Claims representing obligations incurred in the ordinary course of business by the Debtors in Possession (including amounts owed to vendors and suppliers that have sold goods or furnished services to the Debtors in Possession since the Petition Date) will be assumed and paid by the Reorganized Debtors in accordance with the terms and conditions of the particular transactions and any agreements relating thereto.

            The Debtors anticipate that most Administrative Expenses will be paid as they come due during the Chapter 11 Cases and that the Administrative Claims to be paid on the Effective Date essentially will comprise the Allowed fees and expenses incurred by professionals in the Chapter 11 Cases.

            2     UNCLASSIFIED -- PROFESSIONAL COMPENSATION AND
                  REIMBURSEMENT CLAIMS

            Compensation and Reimbursement Claims are Administrative Claims for the compensation of professionals and reimbursement of expenses incurred by such professionals pursuant to sections 503(b)(2), 503(b)(3), 503(b)(4) and 503(b)(5) of the Bankruptcy Code (the "Compensation and Reimbursement Claims"). All payments to professionals for Compensation and Reimbursement Claims will be made in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court relating to the payment of interim and final compensation for services rendered and reimbursement of expenses. The Bankruptcy Court will review and determine all applications for compensation for services rendered and reimbursement of expenses.

            Section 503(b) of the Bankruptcy Code provides for payment of compensation to creditors, indenture trustees and other entities making a "substantial contribution" to a reorganization case, and to attorneys for and other professional advisors to such entities. The amounts, if any, which may be sought by entities for such compensation are not known by the Debtors at this time. Requests for compensation must be approved by the Bankruptcy Court after a hearing on notice at which the Debtors and other parties in interest may participate and, if appropriate, object to the allowance of any compensation and reimbursement of expenses; provided, however that barring any disputes between the Debtors and the Indenture Trustee, the payment of the reasonable fees and expenses of the Indenture Trustees shall be made on the Effective Date without application by or on behalf of such Indenture Trustee or their respective counsel to the Court and any dispute as to fees and expenses shall be resolved by agreement between the Debtors or the Reorganized Debtors and the respective Indenture Trustee or by an appropriate State Court.

            Pursuant to the Plan, each holder of a Compensation and Reimbursement Claim (i) shall file its respective final application for allowance of compensation for services rendered and reimbursement of expenses incurred through the Confirmation Date by the date that is 30 days after the Effective Date or such other date as may be fixed by the Bankruptcy Court, and
(ii) if granted such an award by the Court, shall be paid in full in such amounts as are Allowed by the Bankruptcy Court (a) on the date such Compensation and Reimbursement Claim becomes an Allowed Administrative Claim, or as soon thereafter as is practicable, or (b) upon such other terms as may be mutually agreed upon between such holder of such Compensation and Reimbursement Claim and the Debtors in Possession or, on and after the Effective Date, the Reorganized Debtors. The Debtors estimate that Allowed Compensation and Reimbursement Claims should not exceed $9 million in the aggregate.

            The reasonable fees and expenses incurred after the Petition Date by the Informal Committee's counsel and financial advisors, including, without limitation, the success fee payable to Houlihan, Lokey, Howard & Zukin, Inc. pursuant to its engagement letter with the Debtors dated as of December 15, 1998, (who were retained by agreement with the Debtors prior to the Petition Date (together with the reasonable fees and expenses of local counsel) with respect to these Chapter 11 Cases) shall be paid (without application by or on behalf of any such professionals to the Bankruptcy Court and without notice and a hearing) by the Reorganized Debtors as an Administrative Claim under the Plan. If the Reorganized Debtors and any such professional retained by the Informal Committee cannot agree on the amount of fees and expenses to be paid to such professional, the amount of any such fees and expenses shall be determined by the Bankruptcy Court.

            3     UNCLASSIFIED -- PRIORITY TAX CLAIMS

            A Priority Tax Claim consists of any Claim of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code. These unsecured Claims are given a statutory priority in right of payment. Except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim will receive, at the sole option of the Debtors, (a) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at the rate of 8 1/4% per annum over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, commencing on the first anniversary of the Effective Date, or upon such other terms as may be determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.

            The Debtors are essentially current with respect to all Priority Tax Claims and estimate that on the Effective Date, the allowed amount of such Claims will be de minimis, if any.

            Under applicable law, the Debtors' tax returns are subject to review for at least three years after filing. This means that the Debtors' and Penn Traffic's non-debtor Subsidiaries that file consolidated tax returns may have contingent tax obligations which have not been determined at the time of the Petition Date. The Plan provides that each Priority Tax Claim that is not payable on or before the Effective Date will survive confirmation of the Plan, remain unaffected thereby, and be paid as and when due, except to the extent any holder of such a Claim agrees to a different treatment.

            4     CLASS 1 -- OTHER PRIORITY CLAIMS
                  (UNIMPAIRED; THEREFORE, DEEMED TO HAVE ACCEPTED THE PLAN AND NOT ENTITLED TO VOTE.)

            Other Priority Claims are Claims which are entitled to priority in accordance with section 507(a) of the Bankruptcy Code (other than Administrative Claims and Priority Tax Claims). Such Claims include (i) Unsecured Claims for accrued employee compensation earned within 90 days prior to the commencement of the Chapter 11 Cases to the extent of $4,300 per employee and (ii) contributions to employee benefit plans arising from services rendered within 180 days prior to the commencement of the Chapter 11 Cases, but only for each such plan to the extent of (a) the number of employees covered by such plan multiplied by $4,300, less (b) the aggregate amount paid to such employees from the estate for wages, salaries or commissions. Pursuant to the Plan, holders of Allowed Other Priority Claims, if any exist, will be paid in full, in Cash on the later of the Effective Date and the date such Other Priority Claim becomes an Allowed Claim, or as soon thereafter as is practicable. The legal, equitable and contractual rights of the holders of Other Priority Claims, if any exist, are not altered by the Plan. Because the Bankruptcy Court entered an order authorizing the Debtors to pay, among other things, prepetition compensation and benefits, the Debtors estimate that the Allowed Claims in Class 1 that are due and payable pursuant to the Plan on or before the Effective Date will be de minimis, if any.

            5     CLASS 2 -- OTHER SECURED CLAIMS
                  (UNIMPAIRED; THEREFORE, DEEMED TO HAVE ACCEPTED THE PLAN AND NOT ENTITLED TO VOTE.)

            Other Secured Claims include Claims (other than the DIP Financing Claims), to the extent reflected in the Schedules or a proof of claim as a Secured Claim which is secured by a Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, or, in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of such setoff. The Other Secured Claims consist mainly of mortgage debt on certain of the Debtors' owned real estate facilities and equipment capital leases.

            Except to the extent that a holder of an Allowed Other Secured Claim agrees to a different treatment, at the sole option of the Debtors, (i) each Allowed Other Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default, (ii) each holder of an Allowed Other Secured Claim shall receive Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable, or (iii) each holder of an Allowed Other Secured Claim shall receive the collateral securing its Allowed Other Secured Claim and any interest on such Allowed Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, in full and complete satisfaction of such Allowed Other Secured Claim on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable.

            6     CLASS 3 -- DIP FINANCING CLAIMS
                  (UNIMPAIRED; THEREFORE, DEEMED TO HAVE ACCEPTED THE PLAN AND NOT ENTITLED TO VOTE.)

            DIP Financing Claims consist of the Claims of the Lenders arising under the DIP Credit Facility and all agreements and instruments relating thereto, which claims are secured by a first priority security interest in certain of the Debtors' real and personal property, including inventory, accounts receivable, equipment, certain real property interests and amounts held in certain deposit accounts, subject only to Permitted Liens (as defined in the DIP Credit Facility).

            Each holder of a DIP Financing Claim (which shall be deemed allowed) shall receive Cash in an amount equal to its Allowed DIP Financing Claim on the Effective Date.

            7     CLASS 4 -- TRADE CLAIMS
                  (UNIMPAIRED; THEREFORE, DEEMED TO HAVE ACCEPTED THE PLAN AND NOT ENTITLED TO VOTE.)

            Trade Claims consist of Unsecured Claims of entities against the Debtors for (i) goods provided prior to the Petition Date by such entities to the Debtors for resale to the general public in the ordinary course of business; provided, however, that such entities have continued to provide goods to the Debtors before and after the Petition Date on customary terms and credit or as otherwise acceptable to the Debtors and (ii) goods (not resold to the general public) and services provided to the Debtors in the ordinary course of the Debtors' businesses.

            To the extent not satisfied by the Debtors in the ordinary course of business prior to the Effective Date, in full and final satisfaction of such Claims, the legal, equitable, and contractual rights to which such Allowed Trade Claim entitles the holder thereof shall be left unaltered and, accordingly, shall be satisfied on the latest of (i) the Effective Date, (ii) the date a Trade Claim becomes an Allowed Claim, (iii) the date an Allowed Trade Claim becomes due and payable in the ordinary course of business consistent with the Debtors' ordinary payment practices, and (iv) the date on which the Debtors and the holder of such Allowed Trade Claim agree in writing. In addition, holders of Allowed Trade Claims shall retain any prepetition security arrangements that were in existence as of the Petition Date (and extended pursuant to the Order Authorizing Payment of Prepetition Claims of Certain Trade Creditors and Goods and Service Providers dated March 2, 1999) to secure post-confirmation obligations and such prepetition security interests shall continue to the same extent and priority as they existed as of the Petition Date, without the necessity of any further actions to continue the perfection of such security interests.

            8     CLASS 5 -- GENERAL UNSECURED CLAIMS
                  (IMPAIRED; THEREFORE, ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN.)

            Class 5 includes all Unsecured Claims against the Company other than Administrative Claims, Priority Tax Claims, Other Priority Claims, Trade Claims, Senior Note Claims and Senior Subordinated Note Claims. Class 5 shall also include claims of entities that have not continued to provide goods to the Debtors on customary terms and credit, or as otherwise acceptable to the Debtors; in other words, such entities shall not hold "Trade Claims" in Class 4. The Debtors are not currently aware of any such claims. Notwithstanding that the Claims in Class 5 are unsecured and in a liquidation might rank pari passu with the Claims in Classes 6 and 7, the Debtors believe that the separate classification of these Claims is appropriate and that a reasonable basis exists for classifying them separately. The Debtors estimate that the Allowed Claims in Class 5 will be approximately $20 million.

            On the Effective Date, or as soon thereafter as practicable, or upon such later date when the Claim becomes an Allowed Claim, in full and final satisfaction of such Claim, at the Debtors' sole option (i) each holder will receive payment in full in Cash of its Allowed General Unsecured Claim, or (ii) the Company will reinstate such Allowed General Unsecured Claim by curing all outstanding defaults with all legal, equitable and contractual rights remaining unaltered.

            9     CLASS 6 -- SENIOR NOTE CLAIMS
                  (IMPAIRED; THEREFORE, ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN.)

            Class 6 includes all claims against the Debtors (including principal and interest accrued at the non-default rate6/ through the Petition Date but excluding the fees and expenses of the Indenture Trustees) based upon Penn Traffic's 11 1/2% Senior Notes due October 15, 2001, 10 1/4% Senior Notes due February 15, 2002, 85/8% Senior Notes due December 15, 2003, 103/8% Senior Notes due October 1, 2004,

--------
6/ All claims for default rate interest shall be deemed to be waived and released.

10.65% Senior Notes due November 1, 2004, and 11 1/2% Senior Notes due April 15, 2006. The Senior Note Claims shall be Allowed in the following aggregate amounts: the 11 1/2% 2001 Senior Notes, $111,933,239; the 10 1/4% Senior Notes, $132,004,878; the 85/8% Senior Notes, $212,423,714; the 103/8% Senior Notes,
$104,322,917; the 10.65% Senior Notes, $103,550,000; and the 11 1/2 2006 Senior
Notes, $104,344,444. The holders of Senior Note Claims and Indenture Trustees under the Senior Note Indentures shall not be required to file proofs of claim. The fees and expenses of Indenture Trustees shall be paid in accordance with
Section VII.C.6. of the Plan. See Section VII.L. of this Disclosure Statement for a description of the treatment of the Indenture Trustee's fees and expenses.

            On the Effective Date, or as soon thereafter as practicable, in full and final satisfaction of such Senior Note Claims, each holder of an Allowed Senior Note Claim will receive its Pro Rata share of (i) $100 million principal amount of New Senior Notes, and (ii) 19,000,000 shares of New Common Stock. In addition, if Class 7 does not vote in favor of the Plan, the holders of Allowed Senior Note Claims shall receive, on the Effective Date, the New Warrants that would have been distributed to the holders of Allowed Senior Subordinated Note Claims if Class 7 voted in favor of the Plan and the New Common Stock that would have been distributed to the holders of Allowed Equity Interests. The New Warrants and New Common Stock received by the holders of Allowed Senior Note Claims pursuant to the preceding sentence shall be distributed to the holders of Allowed Senior Subordinated Note Claims and Allowed Equity Interests that voted in favor of the Plan and did not object to the Plan. Any New Warrants and New Common Stock remaining after distribution of such New Warrants and New Common Stock to the holders of Allowed Senior Subordinated Note Claims and Equity Interests shall be canceled.

            10 CLASS 7 -- SENIOR SUBORDINATED NOTE CLAIMS (IMPAIRED; THEREFORE, ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN.)

            Class 7 includes all claims against the Debtors (including principal and interest accrued at the non-default rate7/ through the Petition Date, but excluding the fees and expenses of the Indenture Trustee) based upon Penn Traffic's 95/8% Senior Subordinated Notes due April 15, 2005. The Senior Subordinated Note Claims shall be Allowed in the aggregate amount of $414,437,500 and the holders of Senior Subordinated Note Claims (and their Indenture Trustee) shall not be required to file proofs of claim. The fees and expenses of Indenture Trustees shall be paid in accordance with Section VII.C.6. of the Plan. See Section VII.L. of this Disclosure Statement for a description of the treatment of the Indenture Trustee's fees and expenses.

--------
7/ All claims for default rate interest shall be deemed to be waived and released.

            On the Effective Date, or as soon thereafter as practicable, in full and final satisfaction of such Senior Subordinated Note Claims, each holder of an Allowed Senior Subordinated Note Claim will receive its pro rata share of (i) 1,000,000 shares of New Common Stock; and (ii) warrants to purchase 1,000,000 shares of New Common Stock (the "New Warrants"). Notwithstanding anything to the contrary, it shall be a condition to the receipt by holders of Senior Subordinated Note Claims of the distribution of Warrants under the Plan that Class 7 vote in favor of the Plan. If such condition is not satisfied, Class 7 shall receive only the New Common Stock and not warrants and holders of Senior Note Claims shall receive the New Warrants that would have been distributed to the holders of the Allowed Senior Subordinated Note Claims if Class 7 voted in favor of the Plan; provided, however, that any holder of a Senior Subordinated Note Claim that votes in favor of the Plan (and does not object to the Plan) shall receive its Pro Rata share of New Warrants from the holders of Allowed Senior Note Claims as if Class 7 had voted in favor of the Plan. All remaining New Warrants held by the holders of Allowed Senior Note Claims after distribution to holders of Allowed Senior Subordinated Note Claims that vote in favor of the Plan (and do not object to the Plan) shall be canceled. If the provision of New Warrants is not permitted by the Bankruptcy Court, holders of Senior Subordinated Note Claims shall only receive New Common Stock.

            This treatment represents a compromise of the intercreditor issues between Class 6 and Class 7 which compromise will only become effective in the event that the Plan is confirmed and the Effective Date occurs.

            11    CLASS 8 -- EQUITY INTERESTS
                  (IMPAIRED; THEREFORE, ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN.)

            Class 8 includes the outstanding common stock of Penn Traffic and any option, warrant or right, contractual or otherwise, to acquire any such interest.

            On the Effective Date or as soon thereafter as practicable, each 100 shares of Old Common Stock of the Company shall entitle the holder thereof to receive 1 share of New Common Stock; provided, however, that if Class 7 (Senior Subordinated Note Claims) or Class 8 votes against the Plan, the holders of Allowed Equity Interests shall receive no distributions whatsoever and the holders of Allowed Senior Note Claim shall receive the New Common Stock that would have been distributed to the holders of Allowed Equity Interests if Classes 7 and 8 voted in favor of the Plan; provided, however, that if permitted by the Bankruptcy Court a holder of an Equity Interest that votes in favor of the Plan (and does not object to the Plan) shall receive its Pro Rata share of New Common Stock from the holders of Allowed Senior Note Claims as if Classes 7 and 8 had voted in favor of the Plan. All remaining New Common Stock held by the holders of Allowed Senior Note Claims that would have been distributed to holders of Equity Interests, had they voted in favor of the Plan, shall be canceled. All Equity Interests other than Old Common

Stock shall be canceled on the Effective Date and the holders thereof shall receive no distributions.

      C.    SUBSTANTIVE CONSOLIDATION

            Substantive consolidation is an equitable remedy that a bankruptcy court may be asked to apply in chapter 11 cases involving affiliated debtors. Substantive consolidation involves the pooling and merging of the assets and liabilities of the affected debtors. All of the debtors in the substantively consolidated group are treated as if they were a single corporate and economic entity. Consequently, a creditor of one of the substantively consolidated debtors is treated as a creditor of the substantively consolidated group of debtors and issues of individual corporate ownership of property and individual corporate liability on obligations are ignored.

            Substantive consolidation of two or more debtors' estates generally results in the deemed consolidation of the assets and liabilities of the debtors, the deemed elimination of intercompany claims, subsidiary equity or ownership interests, multiple and duplicative creditor claims, joint and several liability claims and guarantees, and the payment of allowed claims from a common fund.

            At the Confirmation Hearing, the Debtors will seek the substantive consolidation of the Chapter 11 Cases for all purposes related to the Plan, including, without limitation, for purposes of voting, confirmation and distribution. Subject to the occurrence of the Effective Date, (i) all assets and liabilities of the Subsidiaries shall be deemed merged or treated as though they were merged into and with the assets and liabilities of Penn Traffic, (ii) no distributions shall be made under the Plan on account of intercompany Claims among the Debtors and any such Claims shall be discharged on the Effective Date,
(iii) no distributions under the Plan shall be made on account of Subsidiary Equity Interests, (iv) all guarantees of the Debtors of the obligations of any other Debtor shall be deemed eliminated so that any claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors shall be deemed to be one obligation of the consolidated Debtors, and (v) each and every Claim filed or to be filed in the Chapter 11 Case of any of the Debtors shall be deemed filed against the consolidated Debtors, and shall be deemed one Claim against and obligation of the consolidated Debtors. Such substantive consolidation shall not (other than for purposes related to the Plan) affect (i) the legal and corporate structures of the Reorganized Debtors, (ii) Subsidiary Equity Interests and (iii) pre- and post-Petition Date guarantees that are required to be maintained (a) in connection with executory contracts, unexpired leases or credit facilities that were entered into during the Chapter 11 Cases or that have been or will be assumed, or (b) pursuant to the Plan, or (c) in connection with any financing entered into by the Reorganized Debtors on the Effective Date.

      D. PROVISIONS REGARDING CORPORATE GOVERNANCE AND MANAGEMENT OF THE REORGANIZED DEBTORS

            1     DIRECTORS AND OFFICERS OF REORGANIZED PENN TRAFFIC

                  (a) The Initial Board of Directors. The initial Board of Directors of Reorganized Penn Traffic will consist of ten (10) members, seven
(7) of whom will be designated by Satellite Fund Management, LLC, DDJ Capital Management, LLC and Loomis Sayles & Company LP and whose names shall be disclosed on or before the date of the Confirmation Hearing; and three (3) of whom shall be Joseph V. Fisher, Martin A. Fox and Gary D. Hirsch, who currently serve as Penn Traffic's President and Chief Executive Officer, Vice Chairman-Finance and Chairman, respectively. The Board of Directors will select a Chairman of the Board of Directors at their initial meeting who will not initially serve as an executive officer of Reorganized Penn Traffic.

                  (b) Management of Reorganized Penn Traffic. Effective as of the Effective Date, an Executive Committee of the Board of Directors shall manage the business of Reorganized Penn Traffic and shall have all of the authority customarily delegated to the most senior executive officers of a corporation, subject to oversight of the entire Board of Directors. The members of the Executive Committee will consist of Gary D. Hirsch, Martin A. Fox and Joseph V. Fisher, with Mr. Hirsch serving as Chairman of the Executive Committee and Mr. Fox as Vice- Chairman. Mr. Fisher, Penn Traffic's President and Chief Executive Officer, will report to the Chairman of the Executive Committee on all matters that fall within such Committee's responsibilities and the Company's Board of Directors on all other matters. Set forth below is the name, age and proposed positions with Reorganized Penn Traffic of each of Messrs. Hirsch, Fox and Fisher.

          Name               Age                      Title
------------------------   -------  --------------------------------------------
Gary D. Hirsch               49     Chairman of Executive Committee and
                                    Director
Martin A. Fox                45     Vice-Chairman of Executive Committee
                                    and Director
Joseph V. Fisher             56     President, Chief Executive Officer and
                                    Director

                  (c) Other Committees of the Board of Directors. The Board of Directors will also establish such other committees it deems appropriate including an Audit Committee and a Compensation and Stock Option Committee that will be composed only of independent Directors who do not serve as executive officers of Penn Traffic. The Audit Committee will be responsible for review and approval of the Company's financial statements and for the selection of the Company's independent certified public accountants (currently PricewaterhouseCoopers LLP). The Compensation and Stock Option Committee will, subject to existing contractual arrangements, approve compensation arrangements for the Company's executive officers and grant additional stock options under the Company's Equity Incentive Plan, taking into account, in each case, the recommendations of the Executive Committee.

            2     DIRECTORS AND OFFICERS OF DAIRY DELL, BIG M AND PENNY CURTISS

            The initial board of directors of the Reorganized Subsidiaries shall be Gary D. Hirsch, Martin A. Fox and Joseph V. Fisher. Mr. Hirsch shall be Chairman.

            The officers of the Reorganized Subsidiaries immediately prior to the Effective Date shall serve as the initial officers of the Reorganized Subsidiaries on and after the Effective Date. Such officers shall serve in accordance with any employment agreement with the Reorganized Subsidiaries and applicable nonbankruptcy law.

            3     CORPORATE ACTION

                  (a) Amended Penn Traffic Certificate of Incorporation and Amended Penn Traffic By-Laws. The adoption of the Amended Certificate of Incorporation and Amended By-Laws will be deemed to have occurred and be effective as of the Effective Date without any further action by the directors or stockholders of the Debtors. The Amended Certificate of Incorporation will, among other things, contain appropriate provisions consistent with the Plan (i) governing the authorization of up to 30,000,000 shares of New Common Stock (up to 20,106,955 will be issued on the Effective Date) and 1,000,000 shares of preferred stock, par value of $.01 per share (the "Preferred Stock"), that will be available for issuance (although no issuance is currently contemplated) and whose terms and conditions may be established by the Board of Directors, from time to time, (ii) prohibiting the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code, (iii) establishing the Executive Committee, an Audit Committee and a Compensation and Stock Option Committee and defining their roles, and (iv) implementing such other matters as stockholders and directors of Reorganized Penn Traffic believe are necessary and appropriate to effectuate the terms and conditions of the Plan. The Amended Penn Traffic Certificate of Incorporation will not include any "super-majority" voting provisions. In addition, Reorganized Penn Traffic has opted out of the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL") in the Amended Penn Traffic Certificate of Incorporation. The Amended Penn Traffic Certificate of Incorporation also limits the ability of Reorganized Penn Traffic's Board of Directors to adopt a stockholders rights plan or a "poison pill" unless such plan (x) is adopted by 80% of the members of Reorganized Penn Traffic's Board of Directors and (y) by its terms, such rights plan or "poison pill" expires within 120 days of such adoption unless extended by the Company's stockholders during such period in which case such rights plan shall be extended for a period of no more than 90 days (such 90 day period and any additional 90 day periods may be extended for additional periods of 90 days by a vote of a majority of the holders of New Common Stock).

            On or prior to the Effective Date, Penn Traffic will file with the Secretary of State of the State of Delaware, in accordance with Sections 103 and 303 of the DGCL, the Amended Penn Traffic Certificate of Incorporation and such certificate shall be the certificate of incorporation for Reorganized Penn Traffic. The Amended Penn Traffic Certificate of Incorporation shall be substantially in the form contained in the Plan Supplement.

                  (b) Amended Other Debtor Certificate of Incorporation and Amended Other Debtor By-Laws.

            The adoption of the Amended Subsidiaries Certificate of Incorporation and Amended Subsidiaries By-Laws will be deemed to have occurred and be effective as of the Effective Date without any further action by the directors or stockholders of the Debtors or the Reorganized Debtors. The Amended Subsidiaries Certificate of Incorporation will, among other things, contain appropriate provisions (i) prohibiting the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code, and (ii) implementing such other matters as stockholders and directors of the Reorganized Subsidiaries believe are necessary and appropriate to effectuate the terms and conditions of the Plan. The Amended Subsidiaries Certificate of Incorporation will not include any "super-majority" voting provisions. On or prior to the Effective Date, the Subsidiaries will file with the Secretary of State of the State of Delaware, in accordance with Sections 103 and 303 of the DGCL, the Amended Subsidiaries Certificate of Incorporation and such certificate shall be the certificate of incorporation for the Reorganized Subsidiaries. The Amended Subsidiaries Certificate of Incorporation shall be substantially in the form contained in the Plan Supplement.

            4     SECURITIES TO BE ISSUED PURSUANT TO THE PLAN

                  (a)   New Common Stock

            On the Effective Date, pursuant to the Plan Penn Traffic will issue 20,106,955 shares of New Common Stock without further act or action under applicable law, regulation, rule or order. Penn Traffic shall, subject to the provisions of the Plan, issue and distribute 19,000,000 of such shares to the holders of Senior Note Claims (Class 6), 1,000,000 of such shares to the holders of Senior Subordinated Note Claims (Class 7) and 106,955 of such shares to holders of Equity Interests (Class 8). Each share of New Common Stock will entitle its holder to one vote. Holders of New Common Stock will have the right to participate proportionately in any dividends distributed by Penn Traffic, subject to the dividend preference of any shares of Preferred Stock that may be issued after the Effective Date.

                  (b)   New Senior Notes

            The New Senior Notes will be issued by Penn Traffic pursuant to an indenture (the "New Notes Indenture"), which will be qualified under the Trust Indenture Act of 1939, as amended. An indenture trustee will be selected prior to the Confirmation Hearing.

            The New Senior Notes will be issued in the aggregate principal amount of $100,000,000 and distributed to holders of Senior Note Claims. The New Senior Notes will bear interest at a fixed annual rate of 11%, payable semi-annually each year commencing approximately six months from the Effective Date. Interest under the New Senior Notes shall begin accruing on the Effective Date. Interest shall be payable for the first two (2) years, at the Reorganized Penn Traffic's option, through the issuance of additional New Senior Notes or in cash, and for the next eight (8) years only in cash. All of the outstanding principal amount of the New Senior Notes and any accrued but unpaid interest will be payable upon the maturity of the New Senior Notes, or approximately ten
(10) years from the Effective Date. The New Senior Notes will be unsecured.

            The New Senior Notes Indenture will also contain the following material terms and provisions:

o Optional Redemption. The New Notes may be redeemed in whole or in part at the option of Reorganized Penn Traffic at any time after approximately five (5) years from the Effective Date in accordance with the following schedule:

               during the sixth year after
               the Effective Date                     106.0%

               during the seventh year after
               the Effective Date                     104.5%

               during the eighth year after
               the Effective Date                     103.0%

               during the ninth year after
               the Effective Date                     101.5%

               during the tenth year after
               the Effective Date to Maturity Date    100%

            In addition, Reorganized Penn Traffic may redeem (i) at any time on or before approximately three years from the Effective Date up to 25% of the original principal amount of the New Senior Notes at a redemption price of no more than 111% with the net cash proceeds of a qualified equity offering and (ii) at any time following the occurrence of a Change of Control all or any portion of the New Senior Notes at a redemption price of no more than 111%, plus all accrued but unpaid interest on the Notes to the date of redemption. Except as set forth below upon the occurrence of a Change in Control, the New Senior Notes are not subject to any mandatory redemption or other sinking fund provisions.

o Mandatory Redemption Upon Change of Control. Upon a "Change in Control," the Company is required to make an offer to purchase the New Senior Notes at a price equal to 101% of the outstanding principal amount plus all accrued and unpaid interest to the date of redemption. A "Change of Control" will be defined under the New Notes Indenture as the occurrence of any of the following events: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the outstanding shares of New

      Common Stock or securities representing 50% or more of the combined voting power of the Company's voting stock, (ii) Reorganized Penn Traffic consolidates with or merges into another person or conveys, transfers, sells or leases all or substantially all of its assets to any person, or any person consolidates with or merges into Reorganized Penn Traffic, in either event pursuant to a transaction in which the outstanding voting stock of Reorganized Penn Traffic is changed into or exchanged for cash, securities or other property, other than any such transaction between Reorganized Penn Traffic and its wholly-owned subsidiaries (which wholly-owned subsidiaries are domestic United States corporations), with the effect that any "person" becomes the "beneficial owner," directly or indirectly, of 50% or more of the outstanding shares of New Common Stock or securities representing 50% or more of the combined voting power of Reorganized Penn Traffic's voting stock or (iii) during any consecutive two-year period, individuals who at the beginning of such period constituted Reorganized Penn Traffic's Board of Directors (together with any new directors whose election by Reorganized Penn Traffic's Board of Directors, or whose nomination for election by Reorganized Penn Traffic's shareholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office.

            The New Notes Indenture also will contain customary and usual affirmative covenants as may be mutually agreeable to the Reorganized Debtors and the Informal Committee, including compliance with laws, payment of taxes and maintenance of corporate existence, properties and insurance, and negative covenants, including limitations on (i) the incurrence of new indebtedness and liens, subject to permitted exceptions, (ii) sale/leaseback transactions, subject to permitted exceptions, (iii) dispositions of assets, (iv) transactions with affiliates and (v) restricted payments. events of default for the New Senior Notes will be usual for indebtedness of this kind, with customary grace and notice provisions, including non-payment of principal and interest, violation of covenants, cross-default and cross-acceleration, material judgments and bankruptcy. A copy of the New Notes Indenture will be included in the Plan Supplement.

                  (c)   The New Warrants

            On the Effective Date, the issuance of Warrants to purchase up to 1,000,000 shares of New Common Stock (without giving effect to any options that may be issued under the Equity Incentive Plan) will be authorized under the Plan without further act or action under applicable law, regulation, rule or order. The Warrants will entitle the holders thereof to purchase New Common Stock, on a one-for-one basis, at an initial exercise price of $18.30 per share. The Warrants will be subject to customary anti-dilution provisions and will expire on the sixth anniversary of the Effective Date. The Plan contemplates, subject to certain conditions, that on the Effective Date, 1,000,000 Warrants will be issued to the Class 7 holders. A copy of a Warrant Agreement will be included in the Plan Supplement.

      E.    SECURITIES LAWS MATTERS

            Pursuant to the Plan, each Holder receiving a distribution of New Common Stock or New Senior Notes representing more than 10% of the aggregate New Common Stock issued on the Effective Date shall be entitled to become a party to the Registration Rights Agreement, which provides that Reorganized Penn Traffic will file and maintain the effectiveness of a shelf registration right statement for such Holder of the New Common Stock, the shares of New Common Stock issuable upon exercise of the New Warrants, the New Warrants and the New Senior Notes, covering the resale of all such securities. Certificates evidencing shares of New Common Stock received by an Initial Holder who is deemed to be an affiliate of the Debtors by reason of its equity holdings or otherwise will bear a legend stating, in substance, that such shares have not been registered under the Securities Act or under the securities laws of any state or other jurisdiction and may not be sold, offered for sale or otherwise transferred unless registered or qualified under such Act and applicable state securities laws or unless the Reorganized Debtors receive a certificate executed by a duly authorized officer of such Initial Holder or an opinion of counsel, as applicable, reasonably satisfactory to them that such registration or qualification is not required. The Registration Rights Agreement will be in substantially the form included in the Plan Supplement.

      F.    EQUITY INCENTIVE PLAN

            1     PENN TRAFFIC COMPANY 1999 EQUITY INCENTIVE PLAN.

            If not theretofore adopted by the Debtors, on the Effective Date, Reorganized Penn Traffic will adopt a stock option plan which permits Reorganized Penn Traffic to grant to its officers and directors options to acquire shares of New Common Stock. Such stock option plan shall be in substantially the form contained in the Plan Supplement. Options granted under the stock option plan are generally intended to qualify as "incentive stock options" described in the Internal Revenue Code.

            2     DESCRIPTION OF 1999 PENN TRAFFIC COMPANY EQUITY INCENTIVE
                  PLAN.

            The purposes of the Penn Traffic Company 1999 Equity Incentive Plan (the "Equity Plan") are to promote the interests of Reorganized Penn Traffic and its shareholders by (i) attracting and retaining exceptional officers, directors and key employees of Reorganized Penn Traffic and its subsidiaries and (ii) enabling such individuals to participate in the long-term growth and financial success of Reorganized

Penn Traffic. In connection with and pursuant to the Plan, the Equity Plan will be adopted and certain of the options will be granted to certain persons under the Equity Plan, effective as of the Effective Date. The Equity Plan makes available the grant of options to acquire an aggregate 2,297,000 of shares of New Common Stock and an aggregate of 1,097,000 will be issued as of the Effective Date. The remaining 1,200,000 options will be issued by the Reorganized Penn Traffic's Compensation and Stock Option Committee taking into consideration the recommendations of the Executive Committee. All of Penn Traffic's directors, officers and employees are eligible to receive options under the Equity Plan.

The following are further terms respecting the Equity Plan:

                                                       % of Issued and
                                                       Outstanding
Date of Grants:   Issuance           Date              New Common Stock
                  -----------------------------------------------------

                  First 8/    Effective Date                5.5%

                  Other       Determined by the             6%
                              Compensation and Stock
                              Option Committee taking
                              into account the recommendation
                              of the Executive Committee

Vesting: The majority of options available shall vest in the following manner: 20% shall vest upon the date of grant with the remaining 80% vesting in four (4) equal installments on the four (4) immediately succeeding anniversary dates of the grant date or such other manner as the Committee shall determine. Certain options shall vest in full immediately upon grant while certain other options shall vest 50% on each of the 3rd and 4th anniversaries of the Effective Date.

Term: 10 years from the date of grant and are generally exercisable for a period of 60 days following an option holder's termination of employment. Certain executives' options will generally not expire before the sixth anniversary of the Effective Date.

Exercise
Price: For certain options granted on the Effective Date, the exercise price will be $18.30 per share. Other options shall have an exercise price as determined by the Compensation and Stock Option Committee taking

--------
8/    These options are being issued to Messrs. Hirsch, Fox and Fisher.

            into account the recommendations of the Executive Committee and provided in an Award Agreement.

      G. NEW MANAGEMENT AGREEMENT AND AMENDMENT TO JOSEPH FISHER'S EMPLOYMENT AGREEMENT

      1. On the Effective Date, Reorganized Penn Traffic will enter into a management agreement with Hirsch & Fox LLC (the "New Management Agreement"). The New Management Agreement is included in the Plan Supplement. The following is a brief summary of the terms of the New Management Agreement.

            The initial term (the "Initial Term") of the New Management Agreement will be two years from the Effective Date with one automatic two-year renewal period (the "Renewal Term") unless Reorganized Penn Traffic or Hirsch & Fox LLC provide timely notice that they do not wish to renew the agreement. Pursuant to the New Management Agreement, Hirsch & Fox LLC will provide the services of Messrs. Hirsch and Fox as Chairman and Vice Chairman, respectively, of the Executive Committee of Reorganized Penn Traffic. Messrs. Hirsch and Fox, together with Mr. Joseph Fisher, the Company's President and Chief Executive Officer, will have all authority customarily delegated to the senior executive officers of a corporation, subject to the oversight and direction of the Board. In return for these services, Hirsch & Fox LLC will continue to receive an annual management fee in the amount of $1.45 million. In the event, however, that the New Management Agreement is terminated by the Company before the end of the Initial Term or the Renewal Term, as the case may be, for reasons other than "cause" (as such term is defined in the New Management Agreement), the remaining unpaid portion of the aggregate fee to be received by Hirsch & Fox through the end of such term will be accelerated and paid immediately by Reorganized Penn Traffic, but Messrs. Hirsch and Fox would not, however, be able to compete with Penn Traffic for the remainder of the applicable term in such event within a specified area near Penn Traffic's stores.

            The New Management Agreement will also provide that Mr. Hirsch will be required within six months from the Effective Date to acquire additional shares of New Common Stock or New Warrants having an initial acquisition price of at least $500,000 in the aggregate. Mr. Hirsch will purchase such New Common Stock or New Warrants in a public or private transaction and not from the Company. Mr. Hirsch will provide Penn Traffic's Board of Directors with evidence of his compliance with such requirement. Mr. Fox will receive pension benefits from Reorganized Penn Traffic for past service performed and both Messrs. Hirsch and Fox will receive pension benefits for the services to be provided on and after the Effective Date pursuant to the New Management Agreement. See Exhibit C to the Plan for a description of such benefits. In addition, on the Effective Date, Mr. Hirsch and Mr. Fox will receive fully-vested options to purchase 360,000 and 130,000 shares of New Common Stock, respectively, and Messrs. Fox and Hirsch will also receive on the Effective Date options to purchase an additional 87,000 and

240,000 shares of New Common Stock, respectively, which options will vest 50% on each of the 3rd and 4th anniversaries of the Effective Date. The exercise price for the options to be granted to Messrs. Hirsch and Fox on the Effective Date will be $18.30 per share.

      2. On October 30, 1998, Penn Traffic entered into an employment agreement (the "Employment Agreement") with Mr. Joseph V. Fisher for Mr. Fisher to assume the position of President and Chief Executive Officer of the Company from November 23, 1998 until February 1, 2002.

            Pursuant to the Employment Agreement, Mr. Fisher is entitled to receive an annual base salary of $500,000, a target bonus ranging from 0-100% of his base salary depending on performance (provided that Mr. Fisher is guaranteed to receive at least a 50% target bonus for the fiscal years ended January 30, 1999 and ending January 29, 2000). As an inducement to enter into the Employment Agreement, Mr. Fisher received (i) a signing bonus of $1,000,000, (ii) a loan from Penn Traffic in the amount of $1,000,000, which will be forgiven over 12 consecutive quarterly periods (or immediately, in the event Mr. Fisher terminates his employment for "good reason" or in certain circumstances following a change of control) provided that Mr. Fisher has not been terminated for cause or due to his death or disability as of the end of any such period, and (iii) ten-year options with a four year vesting period to purchase 500,000 shares of Penn Traffic's existing common stock at an exercise price equal to fair market value at the time of exercise. The Employment Agreement further provides that upon the occurrence of a "change of control" all unvested options shall immediately vest.

            On the Effective Date, Penn Traffic and Mr. Fisher will enter into an Amendment to the Employment Agreement in order to (i) appoint Mr. Fisher to the Board of Directors and the Executive Committee of Reorganized Penn Traffic,
(ii) provide Mr. Fisher with the grant of stock options pursuant to the terms of the Plan and (iii) provide that Reorganized Penn Traffic will obtain six-year "tail" coverage on its directors and officers liability insurance. The Plan provides that, on the Effective Date, Mr. Fisher will receive ten-year, fully-vested options to purchase 280,000 shares of New Common Stock at an exercise price of $18.30 per share. The Employment Agreement will otherwise remain in full force and effect throughout its term.

      H.    DISTRIBUTIONS UNDER THE PLAN

            1     METHOD OF DISTRIBUTION UNDER THE PLAN

                  (a) Date and Delivery of Distributions. Distributions under the Plan shall be made by the Reorganized Debtors or their designee to the holders of Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims, Allowed DIP Financing Claims, Allowed Other Secured Claims, Allowed

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

Trade Claims, Allowed General Unsecured Claims, and Allowed Equity Interests at the addresses set forth on the Schedules, unless such addresses are superseded by proofs of claim or transfers of claims filed pursuant to Bankruptcy Rule 3001 (or at the last known addresses of such holders if the Debtors or the Reorganized Debtors have been notified in writing of a change of address). Distributions under the Plan to the holders of Allowed Senior Note Claims and Allowed Senior Subordinated Note Claims shall be made to the New Notes Indenture Trustee who shall make the distributions to the holders of Allowed Senior Note Claims and Allowed Senior Subordinated Note Claims. New Senior Notes (including any interest earned thereon), New Common Stock (including dividends paid on account thereof) and New Warrants shall be held in trust by the disbursing agent or the Reorganized Debtors, as applicable, for the benefit of the potential claimants of such securities and shall not constitute property of the Reorganized Debtors.

                  (b) Distribution of Cash. Any payment of Cash by the Reorganized Debtors pursuant to the Plan shall be made at the option and in the sole discretion of the Reorganized Debtors, by (i) a check drawn on, or (ii) wire transfer from, a domestic bank selected by the Reorganized Debtors.

                  (c) Distribution of Unclaimed Property. Any distribution of Cash under the Plan which is unclaimed after the later to occur of (a) two years after distribution and (b) six months after the date on which such claimant's Claim is Allowed shall be transferred to the Reorganized Debtors notwithstanding state or other escheat or similar laws to the contrary. Distributions under the Plan consisting of New Notes, New Common Stock or New Warrants that are unclaimed for a period of two years after distribution shall be canceled and any dividends or interest which has been paid with respect to such securities shall be transferred to the Reorganized Debtors and entitlement by the holder of a Claim or Equity Interest to such distribution shall be extinguished and forever barred. The Debtors shall file with the Court a list of holders of unclaimed distributions of Cash, New Notes, New Common Stock and New Warrants on the first and second anniversaries of the Effective Date.

                  (d) Saturdays, Sundays, or Legal Holidays. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, and shall be deemed to have been completed as of the required date.

                  (e) FRACTIONAL DOLLARS AND FRACTIONAL SHARES AND WARRANTS.

                              (i) Fractional Dollars. Whenever the issuance of any New Senior Note would otherwise call for the issuance in an amount for a fraction of a dollar, the actual issuance of such New Senior Note shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars being rounded down.

                              (ii) Fractional Shares and Warrants. Whenever any distribution of shares of New Common Stock or New Warrant to a holder would otherwise call for the distribution of a fractional share or warrant, the Transfer Agent or Warrant Agent shall allocate one whole share or one whole warrant to holders in order of the fractional portion of their entitlements, starting with the largest fractional portion until all remaining shares and warrants have been allocated. Upon the allocation of a whole share or a whole warrant to a holder in respect of the fraction portion of its entitlement, such fractional portion shall be canceled. If two or more holders are entitled to equal fractional entitlements and the number of holders so entitled exceeds the number of whole shares or whole warrants, as the case may be, which remain to be allocated, the Transfer Agent or Warrant Agent shall allocate the remaining whole shares or whole warrants to such holders by random lot or such other impartial method as the Transfer Agent or Warrant Agent deems fair, in the Transfer Agent's or Warrant Agent's sole discretion. Upon the allocation of all of the whole shares or whole warrants authorized under the Plan, all remaining fractional portions of the entitlements shall be canceled and shall be of no further force and effect.

                  (f) Distributions to Holders as of the Record Date. As at the close of business on the Record Date, the claims register (for Claims) and transfer ledger (for Equity Interests) shall be closed, and there shall be no further changes in the record holders of any Claims or Equity Interests. The Debtors and the Reorganized Debtors shall have no obligation to recognize any transfer of any Claims or Equity Interests occurring after the Record Date. The Debtors and the Reorganized Debtors shall instead be entitled to recognize and deal for purposes under the Plan (except as to voting to accept or reject the Plan) with only those record holders stated on the claims register (for Claims) and transfer ledgers (for Equity Interests) as of the close of business on the Record Date.

            2     DISPUTED TRADE CLAIMS AND GENERAL UNSECURED CLAIMS

                  (a)   Distributions Withheld For Disputed Trade Claims.

                        (i) Establishment And Maintenance Of Reserve. On the Effective Date, the Reorganized Debtors shall place into a reserve an amount of Cash, equal to 100% of the distributions to which holders of Disputed Trade Claims would be entitled under the Plan as of such date if such Trade Claims were Allowed Claims (the "Reserve"). Notwithstanding that the Debtors may dispute such Claims, such disputed Claims, if Allowed, will be treated under the Plan as Class 4 Trade Claims.

                        (ii) Property Held in Reserve. Cash held in the Reserve, if any, shall be deposited in a segregated bank account or accounts in the name of the Reorganized Debtors and designated as held in trust for the benefit of holders of Allowed Trade Claims. Cash held in the Reserve shall not constitute property of the Reorganized Debtors. The Reorganized Debtors shall invest the Cash held in the Reserve in a manner consistent with the investment guidelines set forth in the Plan Supplement. The Reorganized Debtors shall pay, or cause to be paid, out of the funds held in the Reserve, any tax imposed on the Reserve by any governmental unit with respect to income generated by the property held in the Reserve. The yield earned on such invested Cash (net of applicable taxes) shall be distributed to the Reorganized Debtors on the last Subsequent Distribution Date under the Plan.

                        (iii) Distributions Upon Allowance of Disputed Trade Claims. The holder of a Disputed Trade Claim that becomes an Allowed Claim subsequent to the Initial Distribution Date shall receive a distribution of Cash from the Reserve on the next Subsequent Distribution Date that follows the Quarter during which such Disputed Trade Claim becomes an Allowed Claim pursuant to a Final Order. Such distributions shall be made in accordance with the Plan based upon the distributions that would have been made to such holder under the Plan if the Disputed Trade Claim had been an Allowed Claim on or prior to the Effective Date. Any Cash held in the Reserve after all Trade Claims have been Allowed or disallowed shall be transferred to and become the property of the Reorganized Debtors.

                  (b) Distributions Withheld for Disputed General Unsecured Claims. The holder of a Disputed General Unsecured Claim that becomes an Allowed Claim subsequent to the Initial Distribution Date shall receive a distribution of Cash from the Reorganized Debtors on the next Subsequent Distribution Date that follows the Quarter during which such Disputed General Unsecured Claim becomes an Allowed Claim pursuant to Final Order. Such distributions shall be made in accordance with the Plan based on the distributions that would have been made to such holder under the Plan if the Disputed General Unsecured Claim had been an Allowed Claim on or prior to the Effective Date.

      I. OBJECTIONS TO AND RESOLUTION OF ADMINISTRATIVE CLAIMS AND CLAIMS; ADMINISTRATIVE AND PRIORITY CLAIMS RESERVE

            1     OBJECTIONS TO AND RESOLUTION OF ADMINISTRATIVE CLAIMS AND
                  CLAIMS

                  Except as to applications for allowances of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code, the Debtors and the Reorganized Debtors shall have the exclusive right to make and file objections to Administrative Claims, Claims and Equity Interests subsequent to the Confirmation Date. All objections shall be litigated to Final Order; provided, however, that the Reorganized Debtors shall have the authority to compromise, settle, otherwise resolve or withdraw any objections, without approval of the Bankruptcy

Court. Unless otherwise ordered by the Bankruptcy Court, the Debtors and the Reorganized Debtors shall file all objections to Administrative Claims, Claims and Equity Interests that are the subject of proofs of claims or requests for payment filed with the Bankruptcy Court (other than applications for allowances of compensation and reimbursement of expenses) or proofs of interest and serve such objections upon the holder of the Administrative Claim, Claim or Equity Interest as to which the objection is made as soon as is practicable, but in no event later than 60 days after the Effective Date or such later date as may be approved by the Bankruptcy Court.

            2     ADMINISTRATIVE AND PRIORITY CLAIMS RESERVE

                  (a) Establishment of Administrative Claims Reserve. On the Effective Date, the Reorganized Debtors shall place into reserve an amount of Cash equal to (i) the sum of the aggregate amount of all Disputed Administrative Claims, Disputed Priority Tax Claims, and Disputed Other Priority Claims, plus
(ii) an amount to be determined by the Bankruptcy Court to be reserved for any Disputed Administrative Claims, Disputed Priority Tax Claims and Disputed Other Priority Claims that are unliquidated (the "Administrative and Priority Claims Reserve").

                  (b) Cash Held in Administrative and Priority Claims Reserve. Cash held in the Administrative and Priority Claims Reserve shall be deposited in a segregated bank account or accounts in the name of the Reorganized Debtors and designated as held in trust for the benefit of holders of Allowed Administrative Claims, Allowed Priority Tax Claims and Allowed Other Priority Claims. Cash held in the Administrative and Priority Claims Reserve shall not constitute property of the Reorganized Debtors. The Reorganized Debtors shall invest the Cash held in the Administrative and Priority Claims Reserve in a manner consistent with investment guidelines to be included in the Plan Supplement. The Reorganized Debtors shall pay, or cause to be paid, out of the funds held in the Administrative and Priority Claims Reserve, any tax imposed on the Administrative and Priority Claims Reserve by any governmental unit with respect to income generated by Cash held in the Administrative and Priority Claims Reserve. Any Cash held in the Administrative and Priority Claims Reserve after all Administrative and Priority Claims have been Allowed or disallowed shall be transferred to and become the property of the Reorganized Debtors.

      J.    ALLOCATION OF CONSIDERATION

            The aggregate consideration to be distributed to the holders of Allowed Claims in each Class under the Plan shall be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claim for such holders and any remaining consideration as satisfying accrued, but unpaid, interest and costs, if any, and attorneys' fees where applicable.

      K.    CANCELLATION AND SURRENDER OF EXISTING SECURITIES AND AGREEMENTS

            On the Effective Date, the Senior Notes, Senior Subordinated Notes and Equity Interests shall be deemed canceled and such agreements and securities, including the Senior Note Indentures and the Senior Subordinated
Note Indenture, together with all instruments issued pursuant thereto, shall have no further legal effect other than as evidence of any right to receive distributions, fees and expenses under the Plan. In addition, the Note Indentures shall be terminated and each of the Indenture Trustee's obligations shall be discharged.

            Notwithstanding any other provision of the Plan, as a condition precedent to receiving any distribution under the Plan, each holder of a promissory note, share certificate, or other instrument or security evidencing a Claim or Equity Interest must surrender such promissory note, share certificate, or other instrument or security to the Reorganized Debtors or their designee or must execute and deliver an affidavit of loss and furnish an indemnity or bond in substance and amount reasonably satisfactory to the Reorganized Debtors or their designee, as the case may be.

            Any holder of a Claim or Equity Interest that fails to surrender such instrument or security or to provide the affidavit and indemnity or bond, before the later to occur of (i) the second anniversary of the Effective Date and (ii) six months following the date such holder's Claim becomes an Allowed Claim or Equity Interest shall be deemed to have forfeited all rights, Claims, and/or Equity Interests and may not receive or participate in any distribution under the Plan.

      L.    INDENTURE TRUSTEE FEES

            On or prior to the Effective Date, each Indenture Trustee shall furnish to the Debtors a certification stating the aggregate amount of (i) its previously invoiced but then unpaid fees and unreimbursed expenses (including the fees and expenses of its counsel), in accordance with and to the extent provided for in its Note Indenture, whether incurred prior or subsequent to the Petition Date, and (ii) an estimate of such fees and expenses from the latest date covered by its last invoice to and including the Effective Date and an estimate of any post-Effective Date fees and expenses. On the Effective Date, in full satisfaction of such fees and expenses, each Indenture Trustee shall receive an amount of Cash equal to the aggregate amount stated in its aforementioned certification, without application by or on behalf of such Indenture Trustee or its respective counsel to the Court. In the event the Debtors deliver written notice to an Indenture Trustee that the Debtors contest the amount certified to by such Indenture Trustee, the amount not in dispute shall be paid to such Indenture Trustee on the Effective Date, and the balance of the amount so certified will be held in trust, in a segregated interest bearing money market account (the "Segregated Account"), until the final resolution of the dispute. The respective Indenture Trustee and the Reorganized Debtors, to the extent to which each is entitled to the funds so held in the Segregated Account, shall also be entitled to all interest and income earned thereon. Distributions made to the holders of Allowed Claims pursuant to the Plan will not be reduced on account of such payments to each Indenture Trustee or funds held in the Segregated Account as set forth above.

            The Confirmation order shall provide that each Indenture Trustee Charging Lien shall attach to all Cash to be distributed under the Plan until the aggregate amount stated in its certification has been paid in full or, to the extent contested by the Debtors, paid into the Segregated Account referred to in the preceding paragraph and the balance paid the Indenture Trustee, whereupon the respective Indenture Trustee Charging Lien shall be released as to funds paid to the Indenture Trustee and shall be transferred to the Segregated Account to the extent of the amount in dispute. The amount by which an Indenture Trustee's actual fees and expenses which were estimated as referred to in (ii) above are later determined by the Indenture Trustee to exceed or be less than its estimate, as well as the amount of any Indenture Trustee's fees and expenses for services requested by any of the Reorganized Debtors after the Effective Date, shall be promptly paid by or reimbursed to (as the case may be) the Reorganized Debtors upon receipt of certification thereof from the Indenture Trustee or, where appropriate, the amount held in the Segregated Account adjusted accordingly.

            Any dispute between the Debtors or the Reorganized Debtors and any Indenture Trustee regarding such Indenture Trustee's fees and expenses, unless resolved by agreement of the Debtors or the Reorganized Debtors and any Indenture Trustee, shall be determined only in the appropriate state court in accordance with the provisions of the respective Note Indenture. If no such action is instituted by the Debtors or the Reorganized Debtors within 90 days after the Effective Date, the amount in dispute and all interest and income earned thereon shall be promptly turned over to the respective Indenture Trustee, free and clear of any interest of the Reorganized Debtors. The Reorganized Debtors shall bear all reasonable legal fees and expenses of each Indenture Trustee to the extent incurred in the Indenture Trustee's successful pursuit of funds held in the aforementioned Segregated Account.

      M.    IMPLEMENTATION OF THE PLAN

            1 REGISTRATION RIGHTS AGREEMENT, NEW NOTES INDENTURE, THE AMENDED PENN TRAFFIC CERTIFICATE OF INCORPORATION, THE AMENDED PENN TRAFFIC BY-LAWS, THE AMENDED SUBSIDIARIES CERTIFICATES OF INCORPORATION, THE AMENDED SUBSIDIARIES BY-LAWS, THE NEW MANAGEMENT AGREEMENT, THE EQUITY INCENTIVE PLAN, THE WARRANT AGREEMENT, THE SUPPLEMENTAL RETIREMENT PLAN, THE AMENDMENT TO JOSEPH V. FISHER'S EMPLOYMENT AGREEMENT AND OTHER IMPLEMENTATION DOCUMENTS

            On or before the Effective Date, pursuant to the Plan, the Reorganized Debtors will execute the Registration Rights Agreement, the New Notes Indenture, the Amended Penn Traffic Certificate of Incorporation, the Amended Penn Traffic By-Laws, the Amended Subsidiaries Certificates of Incorporation, the Amended Subsidiaries By-Laws, the New Management Agreement, the Equity Incentive Plan, the Warrant Agreement, the Supplemental Retirement Plan, the Amendment to Joseph V. Fisher's Employment Agreement and all other documents required and necessary to implement the Plan without the requirement of any further corporate action.

            2     THE DEBTORS' RELEASE

            On the Effective Date, pursuant to the Plan, the Debtors and the Reorganized Debtors on behalf of themselves, and their estates, shall be deemed to release unconditionally all of their respective officers, directors, employees, advisors, attorneys, financial advisors, accountants, and other professionals and each of the Indenture Trustees, counsel to each of the respective Indenture Trustees, the Creditors' Committee members, counsel to the Creditors' Committee, the Informal Committee members, counsel to the Informal Committee, financial advisors to the Creditors' Committee and Informal Committee and each of their representatives and agents (including any professionals retained by such persons or entities) (the "Released Parties") from any and all claims, obligations, suits, judgments, damages, rights, Causes of Action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon actions taken in their respective capacities described above or any omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Chapter 11 Cases or the Plan, except that (i) no individual shall be released from any act or omission that constitutes gross negligence or willful misconduct and (ii) the Reorganized Debtors shall not relinquish or waive the right to assert any of the foregoing as a legal or equitable defense or right of set-off or recoupment against any Claims of any such persons asserted against the Debtors.

            The Debtors do not believe that they have any claims against any of their current officers and directors or against the members of the Informal Committee or their advisors.

            3     WAIVER OF CLAIMS; COVENANT NOT TO SUE

            The Plan provides that effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, and except as otherwise expressly provided in the Plan or the Confirmation Order, the Debtors and Debtors in Possession (x) shall be deemed to have covenanted with each of the present officers and directors of the Debtors, to waive and not to (1) sue or otherwise seek any recovery from such officers and directors or their respective property, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, event, or other occurrence taking place on or before the Effective Date in any way relating to the Debtors, the Chapter 11 Cases, or the Plan or (2) assert against any of the Debtor's present officers and directors, or their respective property, any claim, obligation, right, cause of action, or liability which the Debtors may be entitled to assert in any case, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission, transaction, or other occurrence taking place on or before the Effective Date in any way relating to the Debtors, the Chapter 11 Cases, or the Plan and (y) are permanently enjoined, on and after the Effective Date, from commencing or continuing in any manner any action or other proceeding of any kind with respect to such Claims, obligations, rights, causes of action, or liabilities released or waived hereunder; except that (i) the foregoing waivers and covenants shall not apply to any act or omission of any individual that constitutes gross negligence or willful misconduct and (ii) the Reorganized Debtors shall not relinquish or waive the right to assert any of such Claims, obligations, rights, causes of action, or liabilities, as a legal or equitable defense or right of set-off or recoupment against any Claims of any such persons asserted against the Debtors. Notwithstanding the above, the Debtors do not believe that any such claims exist.

      N.    EFFECT OF CONFIRMATION OF THE PLAN

            1 CONTINUED CORPORATE EXISTENCE AND VESTING OF ASSETS IN THE REORGANIZED DEBTORS

            The Debtors, as the Reorganized Debtors, shall continue to exist after the Effective Date with all powers of a corporation under the laws of their state of incorporation and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law. Except as otherwise expressly provided in the Plan, on the Effective Date, the Reorganized Debtors shall be vested with all of the property of their estates free and clear of all claims, liens, encumbrances, charges and other interests of creditors and equity security holders, and the Reorganized Debtors may operate their businesses free of any restrictions imposed by the Bankruptcy Code, the Bankruptcy Rules or by the Court, subject only to the terms and conditions of the Plan.

            2     TERMINATION OF SUBORDINATION RIGHTS

            All Claims of the holders of Senior Notes and Senior Subordinated Notes against the Debtors and all rights and Claims between or among the holders of Senior Notes and Senior Subordinated Notes relating in any manner whatsoever to claimed subordination rights, rights to postpetition and default interest, or similar rights, if any (collectively, "Subordination-Related Rights"), shall be deemed satisfied by the distributions under, described in, contemplated by, and/or implemented by, the Plan to holders of such Claims and such rights shall be deemed waived, released, discharged, and terminated as of the Effective Date, and all actions related to the enforcement of such Subordination-Related Rights shall be permanently enjoined. Distributions under, described in, contemplated by, and/or implemented by, the Plan shall not be subject to levy, garnishment, attachment, or like legal process by any holder of a Claim, including, but not limited to, holders of Senior Note Claims, by reason of any claimed Subordination-Related Rights or otherwise, so that each holder of a Claim shall have and receive the complete benefit of the distributions in the manner set forth and described in the Plan.

            3     DISCHARGE OF THE DEBTORS

            The rights afforded in the Plan and the treatment of all Claims and Equity Interests in the Plan shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors, the Debtors in Possession, or any of their assets or properties arising prior to the Effective Date. Except as otherwise expressly specified in the Plan, the Confirmation Order shall act as of the Effective Date as a discharge of all debts of, Claims against, liens on, and Equity Interests in the Debtors, their assets and properties, arising at any time before the entry of the Confirmation Order, regardless of whether a proof of claim or interest with respect thereto was filed, whether the Claim or Equity Interest is Allowed, or whether the holder thereof votes to accept the Plan or is entitled to receive a distribution thereunder. Except as otherwise expressly specified in the Plan, after the Effective Date, any holder of such discharged Claim or Equity Interest shall be precluded from asserting against the Debtors, the Reorganized Debtors, or any of their assets or properties, any other or further Claim or Equity Interest based on any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the entry of the Confirmation Order.

            4     INJUNCTION

            Except as otherwise expressly provided in the Plan, the Confirmation Order, or a separate order of the Court, all entities who have held, hold, or may hold Claims against or Equity Interests in the Debtors which arose before or were held as of the Effective Date, are permanently enjoined, on and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind against the Debtors with respect to any such Claim or Equity Interest, (b) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against the Debtors on account of any such Claim or Equity Interest, (c) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest and (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest. Such injunction shall extend to successors of the Debtors (including, without limitation, the Reorganized Debtors) and their respective properties and interests in property.

            5     PRESERVATION OF RIGHTS

            Pursuant to the Plan and sections 544, 548, 549, 550, 551, 553 and 1123(b)(3)(B) of the Bankruptcy Code, the Debtors and the Reorganized Debtors shall retain all rights and all Causes of Action accruing to the Debtors, their estates, or the Reorganized Debtors, including, without limitation, (i) the avoidance of any transfer of an interest of the Debtors in property or any obligation incurred by the Debtors; provided, however, that the Debtors waive any and all claims and Causes of Action related to payments made before the Petition Date on account of the Senior Notes or the Senior Subordinated Notes, or (ii) the turnover of any property to the estates, and except as expressly provided in the Plan or the Confirmation Order, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any such rights or Causes of Action. Nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any Claim, Cause of Action, right of setoff, or other legal or equitable defense which the Debtors had immediately prior to the Petition Date which is not expressly waived or relinquished pursuant to the Plan or the Confirmation Order. The Reorganized Debtors shall have, retain, reserve and be entitled to assert all such Claims, Causes of Action, rights of setoff and other legal or equitable defenses which the Debtors had immediately prior to the Petition Date as fully as if the Chapter 11 Cases had not been commenced; and all of the Reorganized Debtors' legal and equitable rights respecting any Claim which are not expressly waived or relinquished pursuant to the Plan or the Confirmation Order may be asserted after the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced. Notwithstanding the Debtors' preservation of rights, the Debtors do not believe any such claims or Causes of Action exist.

            6     VOTES SOLICITED IN GOOD FAITH

            The Plan provides that pursuant to section 1125(e) of the Bankruptcy Code, the Debtors have, and upon confirmation of the Plan shall be deemed to have, solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Plan further provides that pursuant to section 1125(e) of the Bankruptcy Code, the Debtors (and each of their respective affiliates, agents, directors, officers, employees, advisors, and attorneys) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, and purchase of the securities offered and sold under the Plan and therefore are not, and on account of such offer, issuance, sale, solicitation, and/or purchase will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale, or purchase of the securities offered and sold under the Plan.

            7     ADMINISTRATIVE CLAIMS INCURRED AFTER THE CONFIRMATION DATE

            Administrative Claims incurred by the Reorganized Debtors after the date and time of the entry of the Confirmation Order, including (without limitation) Claims for professionals' fees and expenses incurred after such date, shall not be subject to application and may be paid by the Reorganized Debtors in the ordinary course of business and without application for or Court approval.

            8     EXCULPATION AND RELEASE OF RELEASED PARTIES; INJUNCTION

            The Plan provides that the Debtors and the Reorganized Debtors and the Released Parties shall have no liability whatsoever to any holder or purported holder of an Administrative Claim, Claim, or Equity Interest for any act or omission in connection with, or arising out of, the negotiation of the Plan, the negotiation of the other documents included in the Plan Supplement, the pursuit of approval of the Disclosure Statement or the solicitation of votes for or confirmation of the Plan, the Chapter 11 Cases, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, or the various management, employee and director incentive bonus and stock option plans, employment contracts, programs and arrangements adopted in connection with the Plan or the Chapter 11 Cases, except for willful misconduct or gross negligence as determined by a Final Order, and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Released Parties from liability.

            The Plan provides that pursuant to section 105 of the Bankruptcy Code, no holder or purported holder of an Administrative Claim, Claim or Equity Interest shall be permitted to commence or continue any action, employment of process, or an act to collect, offset, or recover any claim against a Released Party that accrued prior to the Effective Date and has been released or waived pursuant to the Plan.

            9     PRESERVATION OF INSURANCE

            The Plan provides that the Debtors' discharge and release from all Claims as provided in the Plan, except as necessary to be consistent with the Plan, shall not diminish or impair the enforceability of any insurance policy that may cover Claims against the Debtors, the Reorganized Debtors (including, without limitation, its officers and directors) or any other person or entity.

            10    TERM OF BANKRUPTCY INJUNCTION OR STAYS

            The Plan provides that all injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

            11    OFFICERS' AND DIRECTORS' INDEMNIFICATION RIGHTS AND
                  INSURANCE

            The Plan provides that notwithstanding any other provision of the Plan, the obligations of the Debtors to indemnify their directors, officers, and employees against any obligations, liabilities, costs or expenses pursuant to the articles of incorporation or by-laws of the Debtors, applicable state law, specific agreement, or any combination of the foregoing, shall survive the Effective Date. In addition, the Reorganized Debtors shall obtain tail coverage under their existing directors and officers insurance policy covering their existing directors and officers for any and all claims brought against them, which coverage shall extend for a period of not less than 6 years after the Effective Date, subject to the reasonable approval of price and terms thereof by Satellite Fund Management, LLC, DDJ Capital Management, LLC and Loomis Sayles & Company LP. The Debtors are not currently aware of any claims that will give rise to indemnification of their directors, officers or employees.

            12    LIMITATION OF GOVERNMENTAL RELEASE

            Notwithstanding Sections VIII.J.1 and 2 of the Plan, the Plan shall not release, discharge, or exculpate any non-debtor party from any debt owed to the Government, or from any liability arising under the Internal Revenue Code, the Employee Retirement Income Security Act of 1974, as amended, or environmental laws, securities laws or criminal laws of the United States. In addition, notwithstanding Sections VIII.J.1 and 2 of the Plan, the Plan shall not enjoin or prevent the Government from collecting any such liability from any such non-debtor party.

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      O.    RETENTION OF JURISDICTION

            The Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, section 105(a) and section 1142 of the Bankruptcy Code and for, among other things, the following purposes: (1) to hear and determine applications for the assumption or rejection of executory contracts or unexpired leases pending on the date the Plan is confirmed, and the allowance of Claims resulting therefrom; (2) to determine any other applications, adversary proceedings, and contested matters pending on the Effective Date; (3) to ensure that distributions to holders of Allowed Claims and Allowed Equity Interests are accomplished as provided by the Plan; (4) to resolve disputes as to the ownership of any Claim or Equity Interest; (5) to hear and determine timely objections to Administrative Claims and Claims; (6) to enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified or vacated; (7) to issue such orders in aid of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code; (8) to consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Court, including, without limitation, the Confirmation Order; (9) to hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331, and 503(b) of the Bankruptcy Code; (10) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan; (11) to hear and determine any issue for which the Plan requires a Final Order of the Court; (12) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code; (13) to hear any other matter not inconsistent with the Bankruptcy Code; (14) to hear and determine disputes arising in connection with compensation and reimbursement of expenses of professionals for services rendered during the period commencing on the Confirmation Date through and including the Effective Date; and (15) to enter a final decree closing the Chapter 11 Cases.

      P.    MISCELLANEOUS PROVISIONS

            1     PAYMENT OF STATUTORY FEES

            All fees payable on or before the Effective Date (i) pursuant to section 1930 of title 28 of the United States Code, as determined by the Court at the Confirmation Hearing, and (ii) to the United States Trustee, shall be paid by the Debtors on or before the Effective Date and all such fees payable after the Effective Date shall be paid by the Reorganized Debtors.

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

            2     DISSOLUTION OF CREDITORS COMMITTEE

            The appointment of the Creditors Committee shall terminate on the Effective Date except that it shall survive for the limited purposes of reviewing any applications for final allowance of compensation and reimbursement of expenses of professionals and with respect to any appeals of the Confirmation Order.

            3     MODIFICATION OF THE PLAN

            The Debtors reserve the right, in accordance with the Bankruptcy Code, to amend or to modify the Plan prior to the entry of the Confirmation Order. After entry of the Confirmation Order, the Reorganized Debtors or the Debtors may amend or modify the Plan, or remedy any defect or omission or reconcile any inconsistency in the Plan in such a manner as may be necessary to carry out the purpose and intent of the Plan. Any material modifications to the Plan shall be subject to the Creditors Committee's Consent.

            4     GOVERNING LAW

            Unless a rule of law or procedure is supplied by Federal law (including the Bankruptcy Code and Bankruptcy Rules) or the Delaware General Corporation Law or such other corporate laws that may apply to the Subsidiaries, the laws of the State of New York (without reference to the conflicts of laws provisions thereof) shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan.

            5     FILING OR EXECUTION OF ADDITIONAL DOCUMENTS

            On or before the Effective Date, the Debtors or the Reorganized Debtors, shall file with the Court or execute, as appropriate, such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

            6     WITHHOLDING AND REPORTING REQUIREMENTS

            In connection with the Plan and all instruments issued in connection therewith and distributions thereon, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority and all distributions thereunder shall be subject to any such withholding and reporting requirements.

            7     EXEMPTION FROM TRANSFER TAXES

            Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of New Senior Notes, New Common Stock or New Warrants

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under the Plan, the making or assignment of any lease or sublease or the making or delivery of any other instrument whatsoever, in furtherance of or in connection with the Plan shall not be subject to any stamp, real estate transfer, recording or other similar tax.

            8     SECTION 1145 EXEMPTION

            Pursuant to, in accordance with, and solely to the extent provided under section 1145 of the Bankruptcy Code, the issuance of the New Senior Notes, New Common Stock and New Warrants under the Plan is exempt from the registration requirements of Section 5 of the Securities Act, as amended, and any State or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in such New Senior Notes, New Common Stock or New Warrants and is deemed to be a public offering of New Senior Notes, New Common Stock and New Warrants.

            9     WAIVER OF FEDERAL RULE OF CIVIL PROCEDURE 62(A)

            The Debtors may request that the Confirmation Order include (a) a finding that Fed. R. Civ. P. 62(a) shall not apply to the Confirmation Order and
(b) authorization for the Debtors to consummate the Plan immediately after entry of the Confirmation Order.

            10    PLAN SUPPLEMENT

            Forms of the documents relating to the Amended Penn Traffic Certificate of Incorporation, the Amended Penn Traffic By-laws, the Amended Subsidiaries Certificates of Incorporation, the Amended Subsidiaries By-laws, the Warrant Agreement, the New Notes Indent re, the Registration Rights Agreement, the New Management Agreement, the investment guidelines referred to in Section VI.C.2.(a)(ii) of the Plan, the Supplemental Retirement Plan, the Amendment to Joseph V. Fisher's Employment Agreement and the Equity Incentive Plan shall be contained in the Plan Supplement which has been filed with the Clerk of the Court. The Plan Supplement may be inspected in the office of the Clerk of the Court during normal court hours. Holders of Claims or Equity Interests may obtain a copy of the Plan Supplement upon written request to the Debtors in accordance with Section X.L. of the Plan.

      Q.    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

            The Bankruptcy Code grants the Debtors the power, subject to the approval of the Court, to assume or reject executory contracts and unexpired leases. If an executory contract or unexpired lease is rejected, the other party to the agreement may file a claim for damages, if any, incurred by reason of the rejection.

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

In the case of rejection of leases of real property and employment agreements, such damage claims are subject to certain limitations imposed by the Bankruptcy Code.

            Other than (i) executory contacts or unexpired leases which are the subject of a motion to reject pending on the Confirmation Date and (ii) employment agreements, if any, terminated prior to or in connection with the Plan, all of the executory contracts, unexpired leases and employment agreements that exist between the Debtors and any person, are specifically assumed as of the Effective Date pursuant to the Plan. All Claims for damages arising from the rejection of executory contracts or unexpired leases must be filed with the Court in accordance with the terms of the order authorizing such rejection. Any Claims not filed within such time will be forever barred from assertion against the Debtors, their estates and the Reorganized Debtors. All Allowed Claims arising from the rejection of executory contracts or unexpired leases shall be treated as Class 5 Claims. The Reorganized Debtors, except as otherwise agreed by the parties, will cure any and all undisputed defaults within 60 days of the Effective Date under any executory contract, unexpired lease or employment agreement assumed pursuant to the Plan in accordance with section 365 of the Bankruptcy Code. All disputed defaults that are required to be cured shall be cured either within 30 days of the entry of a Final Order determining the amount, if any, of the Debtors' or the Reorganized Debtors' liability with respect thereto, or as may otherwise be agreed to by the parties. Notwithstanding the above, the Debtors do not currently intend to reject any executory contracts.

      R.    BENEFIT PLANS

            The Plan provides that all employment and severance agreements and policies, and all employee compensation and benefit plans, policies, and programs of the Debtors applicable generally to its employees, including agreements and programs subject to section 1114 of the Bankruptcy Code, as in effect on the Effective Date, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit plans, incentive plans, and life, accidental death, and dismemberment insurance plans, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed under the Plan, but only to the extent that rights under such agreements and programs are held by the Debtors or individuals who are the Reorganized Debtors' employees as of and after the Effective Date, and the Debtors' obligations under such agreements and programs to individuals who are employees of the Debtors on and after the Effective Date shall survive the Effective Date of the Plan, without prejudice to the Reorganized Debtors' rights under applicable non-bankruptcy law to modify, amend, or terminate the foregoing arrangements, except for (i) such executory contracts or plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate section 1114 of the Bankruptcy Code) and (ii) such executory contracts or plans as have previously been terminated, or rejected, pursuant to a Final Order, or specifically waived by the beneficiaries of such plans, contracts, or programs.

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

      S.    PENSION PLANS

            The Debtors sponsor the P&C Foods Pension Plan for Represented Employees, the Big Bear General Merchandise Plan, the Big Bear Food Warehouse Hourly Plan, the Penn Traffic Company Cash Balance Plan, the Riverside Division of Penn Traffic Company Pension Plan for Bargaining Employees, the Pension Plan for the Bargaining Employees of Insalco Markets, and any other tax qualified defined benefit pension plan, insured by the Pension Benefit Guaranty Corporation (the "PBGC") under Title IV of ERISA and maintained by the Debtors, as well as any successor plan, (the "Pension Plans"), which are tax qualified defined benefit pension plans covered by Title IV of the Employee Retirement Income Security Act of 1975, as amended ("ERISA"). The Debtors have continued to fund and administer the Pension Plans in compliance with applicable laws.

            Under ERISA, the Debtors and the members of their controlled group are jointly and severally liable to PBGC for unfunded benefit liabilities, as defined in ERISA ss. 4001(a)(18), 29 U.S.C. ss. 1301(a)(18), if the Pension Plans terminate. In addition, the Debtors and members of their controlled group are jointly and severally liable for the contribution amounts necessary to satisfy ERISA's minimum funding standards. See ERISA ss.ss. 302, 4062(c), 29 U.S.C. ss.ss. 1082 and 1362(c); I.R.C. ss. 412, 26 U.S.C. ss. 412. Also the
Debtors and members of their controlled group are jointly and severally liable for premiums, interest and penalties imposed by ERISA for plans covered by Title IV of ERISA. ERISA ss. 4007(a), (b), (c), 29 U.S.C. ss. 1307(a), (b), (e), 29
C.F.R. ss. 4007.12(a).

            The Debtors presently intend to continue the Pension Plans, fund the Pension Plans in accordance with the minimum funding standards under the Internal Revenue Code and ERISA, pay all required PBGC insurance premiums, and to continue to administer and operate the Pension Plans in accordance with the terms of the Pension Plans and the provisions of ERISA. The Chapter 11 Cases, and in particular, the Plan, shall not, in any way, be construed as discharging, releasing or relieving the Debtors, the Reorganized Debtors, or any party, in any capacity, from any liability with respect to the Pension Plans under ERISA and under Internal Revenue Code Section 412. PBGC and the Pension Plans shall not be enjoined or precluded from enforcing such liability as a result of any of the provisions of the Plan or Confirmation.

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

                                      VIII.

                       PROJECTIONS AND VALUATION ANALYSIS

            The Debtors and their advisors developed a set of financial projections (summarized below and in Exhibit D) to assess the value of the Reorganized Debtors generally, and specifically the value of the New Common Stock to be distributed to Classes 6, 7 and 8 under the Plan. In addition, the Debtors and their advisors have developed a recovery analysis (attached as Exhibit H) describing the estimated recoveries to holders of Claims and Equity Interests in Classes 6, 7 and 8 under the Plan. The projections and valuations set forth below and in Exhibit D are based on a number of significant assumptions including, among other things, the successful reorganization of the Debtors, an assumed Effective Date of June 26, 1999 and no significant downturn in the specific markets in which the Debtors operate.

            THE PROJECTIONS ARE BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS. ACTUAL OPERATING RESULTS AND VALUES MAY VARY.

      A.    PROJECTIONS

            As a condition to confirmation of a plan, the Bankruptcy Code requires, among other things, that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor. In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies this feasibility standard, Penn Traffic's management has, through the development of financial projections (the "Projections"), analyzed the ability of Penn Traffic to meet its obligations under the Plan to maintain sufficient liquidity and capital resources to conduct its business. The Projections were also prepared to assist each holder of a Claim or Equity Interest in Classes 5, 6, 7 or 8 in determining whether to accept or reject the Plan.

            The Projections should be read in conjunction with the assumptions, qualifications and footnotes to tables containing the Projections set forth herein and in Exhibit D, the historical consolidated financial information (including the notes and schedules thereto) and the other information set forth in Penn Traffic's Annual Report on Form 10K for the fiscal year ended January 31, 1998, Penn Traffic's Quarterly Report on Form 10Q for the period ended October 31, 1998 and Penn Traffic's Fourth Quarter Fiscal 1999 Earnings Press Release, annexed hereto as Exhibits C, G and I, respectively, the full texts of which are incorporated herein by reference. The Projections were prepared in good faith based upon assumptions believed to be reasonable. Most of the assumptions about the operations of the business after the assumed Effective Date which are utilized in the Projections were prepared in December 1998 and were based, in part, on economic, competitive, and general business conditions prevailing at the time. While as of the date of this Disclosure

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

Statement such conditions have not materially changed, any future changes in these conditions may materially impact the ability of Penn Traffic to achieve the Projections.

            THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARDS COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. PENN TRAFFIC'S INDEPENDENT ACCOUNTANT, PRICEWATERHOUSECOOPERS LLP, HAS NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAS NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

            PENN TRAFFIC DOES NOT, AS A MATTER OF COURSE, PUBLISH PROJECTIONS OF ITS ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS OR CASH FLOWS. ACCORDINGLY, PENN TRAFFIC DOES NOT INTEND TO, AND DISCLAIMS ANY OBLIGATION TO
(A) FURNISH UPDATED PROJECTIONS TO HOLDERS OF CLAIMS OR EQUITY INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO HOLDERS OF NEW COMMON STOCK OR ANY OTHER PARTY AFTER THE EFFECTIVE DATE, (B) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SEC, OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

            THE PROJECTIONS PROVIDED IN THE DISCLOSURE STATEMENT HAVE BEEN PREPARED EXCLUSIVELY BY PENN TRAFFIC'S MANAGEMENT. THESE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND PENN TRAFFIC'S CONTROL. PENN TRAFFIC CAUTIONS THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE FINANCIAL PROJECTIONS OR TO REORGANIZED PENN TRAFFIC'S ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A

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GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

            FINALLY, THE PROJECTIONS INCLUDE ASSUMPTIONS AS TO THE ENTERPRISE VALUE OF REORGANIZED PENN TRAFFIC, THE FAIR VALUE OF ITS ASSETS AND ITS ACTUAL LIABILITIES AS OF THE EFFECTIVE DATE. REORGANIZED PENN TRAFFIC WILL BE REQUIRED TO MAKE SUCH ESTIMATIONS AS OF THE EFFECTIVE DATE. SUCH DETERMINATION WILL BE BASED UPON THE FAIR VALUES AS OF THAT DATE, WHICH COULD BE MATERIALLY GREATER OR LOWER THAN THE VALUES ASSUMED IN THE FOREGOING ESTIMATES.

      B.    VALUATION

            Two methodologies were used to derive the value of Reorganized Penn Traffic based on the Projections: (i) a comparison of the company and its projected performance to how the market values comparable companies, and (ii) a calculation of the present value of the free cash flows under the Projections, including an assumption for a terminal value.

            The market based approach involves identifying a group of publicly traded companies whose businesses or product lines are comparable to those of Penn Traffic as a whole or significant portions of the company's operations, and then calculating ratios of various financial results to the public market values of these companies. The ranges of ratios derived are then applied to Penn Traffic's projected financial results to derive a range of implied values. The discounted cash flow approach involves deriving the unlevered free cash flows that Penn Traffic would generate assuming the projections were realized. These cash flows, and an estimated value of the company at the end of the projected period (the "Terminal Value"), are discounted to the present at Penn Traffic's estimated post-restructuring weighted average cost of capital to determine the company's enterprise value.

            ESTIMATES OF VALUE DO NOT PURPORT TO BE APPRAISALS NOR DO THEY NECESSARILY REFLECT THE VALUES WHICH MAY BE REALIZED IF ASSETS ARE SOLD. THE ESTIMATES OF VALUE REPRESENT HYPOTHETICAL REORGANIZED ENTERPRISE VALUES ASSUMING THE IMPLEMENTATION OF MANAGEMENT'S BUSINESS PLAN AS WELL AS OTHER SIGNIFICANT ASSUMPTIONS. SUCH ESTIMATES WERE DEVELOPED SOLELY FOR PURPOSES OF FORMULATING AND NEGOTIATING A PLAN OF REORGANIZATION AND ANALYZING THE PROJECTED RECOVERIES THEREUNDER.

            Based upon the methods described above, the estimated enterprise value for Reorganized Penn Traffic is between $700 million and $800 million, with a midpoint value of $750 million. After deducting the estimated, long-term indebtedness

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

of Penn Traffic at the Effective Date of approximately $368 million, the estimated total equity value is between $332 million and $432 million, with a midpoint value of $382 million. Therefore, assuming 20,106,955 shares of New Common Stock will be issued on the Effective Date, the midpoint value of New Common Stock is estimated to be $18.63 per share, after the assumed impact on the value of the stock from the issuance of the New Warrants. Penn Traffic has estimated the value of the New Warrants to be $7.2 million, or $7.25 per warrant, using the Black-Scholes option pricing method; the valuation of the New Warrants was based upon, among other things, estimates of volatility of the New Common Stock. See Exhibit H to the Disclosure Statement for a more detailed analysis of the recoveries to creditors and Equity Interestholders.

            THE ESTIMATED ENTERPRISE VALUE IS HIGHLY DEPENDENT UPON ACHIEVING THE FUTURE FINANCIAL RESULTS SET FORTH IN THE PROJECTIONS AS WELL AS THE REALIZATION OF CERTAIN OTHER ASSUMPTIONS WHICH ARE NOT GUARANTEED.

            THE VALUATIONS SET FORTH HEREIN REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE EQUITY VALUE ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET VALUE. SUCH TRADING VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE REORGANIZATION EQUITY VALUE RANGES ASSOCIATED WITH THE VALUATION ANALYSIS.

                                       IX.

                      CERTAIN RISK FACTORS TO BE CONSIDERED

            HOLDERS OF CLAIMS AGAINST, AND EQUITY INTERESTS IN, THE DEBTORS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

            The ultimate recoveries under the Plan to holders of Claims and Equity Interests (other than those holders who are paid solely in cash under the Plan) depend upon the realizable value of the New Notes, New Common Stock and the Warrants. The securities to be issued pursuant to the Plan are subject to a number of material

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

risks, including, but not limited to, those specified below. The factors specified below assume that the Plan is approved by the Bankruptcy Court and that the Effective Date occurs on or about June 26, 1999. Although such risk factors are based upon a June 26, 1999 Effective Date, Penn Traffic believes that an actual Effective Date later in the second quarter of Fiscal 1999 would not have any material effect on the risk factors.

            1     PROJECTED FINANCIAL INFORMATION

            The financial projections included in this Disclosure Statement are dependent upon the successful implementation of the business plan and the validity of the other assumptions contained therein. These projections reflect numerous assumptions, including confirmation and consummation of the Plan in accordance with its terms, and anticipated future performance of Penn Traffic, retail industry performance, certain assumptions with respect to competitors of Penn Traffic, general business and economic conditions and other matters, many of which are beyond the control of Penn Traffic. In addition, unanticipated events and circumstances occurring subsequent to the preparation of the projections may affect the actual financial results of Penn Traffic. Although Penn Traffic believes that the projections are reasonably attainable, variations between the actual financial results and those projected may occur and be material.

            2     ABILITY TO REFINANCE CERTAIN INDEBTEDNESS AND
                  RESTRICTIONS IMPOSED BY INDEBTEDNESS

            Following the Effective Date of the Plan, the Reorganized Debtors' working capital borrowings and letters of credit requirements are anticipated to be funded by a new credit facility (the "New Credit Facility"), a portion of the proceeds of which will be used to repay in full the DIP Financing Facility. There can be no assurance that the Reorganized Debtors will be able to obtain such financing or that such financing may be obtained on acceptable terms.

            The New Credit Facility and the New Notes Indenture will restrict, among other things, the Company's ability to incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, create liens on assets, enter into transactions with affiliates, make investments, loans or advances, consolidate or merge with or into any other person or convey, transfer or lease all or substantially all of its assets or change the business conducted by Reorganized Penn Traffic. In addition, the New Credit Facility will contain certain other and more restrictive covenants and will prohibit Penn Traffic from prepaying certain indebtedness, including the New Senior Notes. A breach of any of these covenants could result in a default under the New Credit Facility or the New Notes Indenture. Further, the restrictions in the New Notes Indenture and the New Credit Facility will therefore restrict Penn Traffic's ability to obtain additional financing for working capital, capital expenditures or general corporate purposes.

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

            Reorganized Penn Traffic's indebtedness will also require substantial debt service payments which will restrict its ability to use its operating cash flow for capital expenditures and other working capital requirements. In addition, substantially all of the assets of Penn Traffic will be pledged as security under the New Credit Facility. Finally, it is anticipated that the Subsidiaries will guarantee the New Credit Facility.

            3     COMPETITIVE CONDITIONS AND NEED TO FUND FUTURE
                  CAPITAL REQUIREMENTS

            The food retailing business is highly competitive and may be affected by general economic conditions. The number of competitors and the degree of competition experienced by Penn Traffic's supermarkets vary by location. Penn Traffic competes with several multi-regional, regional and local supermarket chains, convenience stores, stores owned and operated and otherwise affiliated with large food wholesalers, unaffiliated independent food stores, warehouse clubs, discount drug store chains, discount general merchandise chains, "supercenters" (combination supermarket and general merchandise stores) and other retailers. In addition, in order to continue to remain competitive over time, Penn Traffic will be required to make substantial capital expenditures to remodel and replace its existing retail stores. Penn Traffic anticipates utilizing its operating cash flow and amounts available under the New Credit Facility to finance these capital expenditure requirements.

            4     SIGNIFICANT HOLDERS

            If holders of significant numbers of shares of New Common Stock were to act as a group, such holders could be in a position to control the outcome of actions requiring stockholder approval, including the election of directors. This concentration of ownership could also facilitate or hinder a negotiated change of control of the Reorganized Debtors and, consequently, have an impact upon the value of the New Common Stock.

            Further, the possibility that one or more of the holders of significant numbers of shares of New Common Stock may determine to sell all or a large portion of their shares of New Common Stock in a short period of time may adversely affect the market price of the New Common Stock.

            5     LACK OF ESTABLISHED MARKET FOR NEW COMMON STOCK AND
                  WARRANTS

            The Debtors shall use reasonable commercial efforts to cause the New Common Stock to be listed on a national securities exchange or the Nasdaq National Market. There can be no assurance that such an application will be approved.

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            The New Common Stock will be issued to holders of pre-Petition Date
Claims, some or all of whom may prefer to liquidate their investment rather than to hold it on a long-term basis. There currently is no trading market for the New Common Stock nor is it known whether or when one would develop. Further, there can be no assurance as to the degree of price volatility in any such market. While the Plan was developed based on an assumed reorganization value of $18.63 per share of the New Common Stock (which was calculated based on the Company's mid-point enterprise valuation), such valuation is not an estimate of the price at which the New Common Stock may trade in the market. Penn Traffic has not attempted to make any such estimate in connection with the development of the Plan. No assurance can be given as to the market prices that will prevail following the Effective Date.

            6     LACK OF TRADING MARKET FOR NEW NOTES

            After the issuance of the New Notes pursuant to the Plan, there can be no assurance that an active trading market will develop therefor. Further, there can be no assurance as to the degree of price volatility in any such market. Accordingly, no assurance can be given that any holder of such securities will be able to sell such securities or as to the price at which any sale may occur. If such market were to exist, such securities could trade at prices higher or lower than the value attributed to such securities hereunder, depending upon many factors, including, without limitation, the prevailing interest rates, markets for similar securities, industry conditions and the performance of, and investor expectations for, Penn Traffic on a reorganized basis.

            7     DIVIDEND POLICIES

            The Debtors do not anticipate paying any dividends on the New Common Stock in the foreseeable future. In addition, the covenants in certain debt instruments to which Reorganized Penn Traffic will be a party (including the New Credit Facility) may limit the ability of Penn Traffic to pay dividends. Certain institutional investors may only invest in dividend-paying equity securities or may operate under other restrictions which may prohibit or limit their ability to invest in New Common Stock.

            8     CERTAIN BANKRUPTCY LAW CONSIDERATIONS

                  (a)   Risk of Non-Confirmation of the Plan

            Although Penn Traffic believes that the Plan will satisfy all requirements necessary for confirmation by the Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications of the Plan will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes.

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

                  (b)   Risk of Non-Occurrence of the Effective Date

            Although Penn Traffic believes that the Effective Date may occur as soon as 10 days after the entry of the Confirmation Order, there can be no assurance as to such timing or that such conditions will ever occur.

            9     CERTAIN TAX MATTERS

            For a summary of certain federal income tax consequences of the Plan to holders of Claims and Equity Interests and to Penn Traffic, see Section XV. "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN."

                                       X.

                             CONFIRMATION PROCEDURE

            Under the Bankruptcy Code, the following steps must be taken to confirm the Plan:

      A.    SOLICITATION OF VOTES

            In accordance with sections 1126 and 1129 of the Bankruptcy Code, the Claims and Equity Interests in Classes 5, 6, 7 and 8 of the Plan are impaired and the holders of Allowed Claims and Allowed Equity Interests in each of such Classes are entitled to vote to accept or reject the Plan. Claims in Classes 1, 2, 3 and 4 are unimpaired. The holders of Allowed Claims in each of such Classes are conclusively presumed to have accepted the Plan and the solicitation of acceptances with respect to such Classes therefore is not required under section 1126(f) of the Bankruptcy Code.

            As to classes of claims entitled to vote on a plan, the Bankruptcy Code defines acceptance of a plan by a class of creditors as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the claims of that class that have timely voted to accept or reject a plan.

            As to classes of interests entitled to vote on a plan, acceptance is defined as acceptance by holders of at least two-thirds of the number of shares in such class that have timely voted to accept or reject a plan.

            A vote may be disregarded if the Court determines, after notice and a hearing, that acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Code.

            Any creditor in an impaired Class (i) whose Claim has been listed by the Debtors in the Debtors' Schedules filed with the Court (provided that such Claim

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

has not been scheduled as disputed, contingent or unliquidated) or (ii) who filed a proof of claim on or before April 19, 1999 (or, if not filed by such date, any proof of claim filed within any other applicable period of limitations or with leave of the Court), which Claim is not the subject of an objection or request for estimation, is entitled to vote. Pursuant to the Disclosure Statement Order, holders of Allowed Equity Interests as of April 5, 1999, are entitled to vote their Equity Interests.

      B.    THE CONFIRMATION HEARING

            The Bankruptcy Code requires the Court, after notice, to hold a confirmation hearing. The Confirmation Hearing in respect of the Plan has been scheduled for May 27, 1999 at 9:30 a.m., Eastern Time, before the Honorable Peter J. Walsh at the United States Bankruptcy Court for the District of Delaware, 824 North Market Street, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time by the Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing. Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or number of shares of common stock of the Debtors or other Interests held by the objector. Any such objection must be filed with the Court and served so that it is received by the Court and the following parties on or before May 21, 1999 at 4:00 p.m., Eastern Time:


Paul, Weiss, Rifkind, Wharton & Garrison   Young Conaway Stargatt & Taylor, LLP
Attorneys for the Debtors                  Attorneys for the Debtors
1285 Avenue of the Americas                1110 North Market Street
New York, New York  10019-6064             Rodney Square North, 11th Floor
Attn: Alan W. Kornberg, Esq.               Wilmington, Delaware  19801
      Jeffrey D. Saferstein, Esq.          Attn:  James L. Patton, Esq.

Stroock & Stroock & Lavan LLP              Morris, Nichols, Arsht & Tunnell
Attorneys for the Creditors                Attorneys for the Creditors Committee
Committee                                  1201 North Market Street
180 Maiden Lane                            P.O. Box 1347
New York, New York  10038                  Wilmington, Delaware 19899-1347
Attn: Daniel Golden, Esq.                  Attn: Robert J. Dehney

Office of the United States Trustee
601 Walnut Street
Curtis Center, Suite 950 West
Philadelphia, Pennsylvania  19106
Attn:

Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014 and orders of the Bankruptcy Court.

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

      C.    CONFIRMATION

            At the Confirmation Hearing, the Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a plan are that the plan is (i) accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the plan "does not discriminate unfairly" and is "fair and equitable" as to such class, (ii) feasible and (iii) in the "best interests" of creditors and stockholders that are impaired under the plan.

            1     ACCEPTANCE

            Classes 5, 6, 7 and 8 of the Plan are impaired under the Plan and are entitled to vote to accept or reject the Plan. Classes 1, 2, 3 and 4 of the Plan are unimpaired and, therefore, are conclusively presumed to have voted to accept the Plan. The Debtors reserve the right to amend the Plan in accordance with Section X.C of the Plan or to seek nonconsensual confirmation of the Plan under section 1129(b) of the Bankruptcy Code, or both, with respect to any Class of Claims or Equity Interests that is entitled to vote to accept or reject the Plan, if such Class rejects the Plan.

            2     UNFAIR DISCRIMINATION AND FAIR AND EQUITABLE TESTS

            To obtain nonconsensual confirmation of the Plan, it must be demonstrated to the Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each impaired, nonaccepting Class. The Bankruptcy Code provides a non-exclusive definition of the phrase "fair and equitable." The Bankruptcy Code establishes "cram down" tests for unsecured creditors and equity holders, as follows:

            (a) Secured Creditors. Either (i) each impaired creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim or (iii) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds to be as provided in clause (i) or (ii) of this subparagraph.

            (b) Unsecured Creditors. Either (i) each impaired unsecured creditor receives or retains under the plan property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

            (c) Equity Interests. Either (i) each holder of an equity interest will receive or retain under the plan property of a value equal to the greatest of the fixed

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liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of its interest or (ii) the holder of an interest that is junior to the nonaccepting class will not receive or retain any property under the plan.

            3     FEASIBILITY

            The Bankruptcy Code permits a plan to be confirmed if it is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared projections of their financial performance for the 31-week period ending January 29, 2000 and each of the four subsequent fiscal years thereafter ending January 31, 2004 (the "Projection Period"). These projections, and the assumptions on which they are based, are included in the Projected Financial Information, annexed hereto as Exhibit D. Based upon such projections, the Debtors believe that they will be able to make all payments required pursuant to the Plan and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.

            The financial information and projections appended to the Disclosure Statement include for the Projection Period:

            o Pro-forma Reorganized Penn Traffic balance sheet at June 26, 1999, including all reorganization and fresh-start adjustments.

            o Projected balance sheets for fiscal years ending in 2000, 2001, 2002, 2003 and 2004.

            o Projected income statements for the 31-week period ending January 29, 2000 and fiscal years ending in 2001, 2002, 2003 and 2004.

            o Projected statements of cash flow for the 31-week period ending January 29, 2000 and fiscal years ending in 2001, 2002, 2003 and 2004.

            The pro forma financial information and the projections are based on the assumption that the Plan will be confirmed by the Court and, for projection purposes, that the Effective Date under the Plan will occur on June 26, 1999. Although the projections and information are based upon a June 26, 1999 Effective Date, the Debtors believe that an actual Effective Date in the second quarter of Fiscal 2000 (13 week period ending July 31, 1999) would not have any material effect on the projections.

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

            The Debtors have prepared these financial projections based upon certain assumptions that they believe to be reasonable under the circumstances. Those assumptions considered to be significant are described in the financial projections, which are annexed hereto as Exhibit D. The financial projections have not been examined or compiled by independent accountants. The Debtors make no representation as to the accuracy of the projections or their ability to achieve the projected results. Many of the assumptions on which the projections are based are subject to significant uncertainties. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved throughout the Projection Period may vary from the projected results and the variations may be material. All holders of Claims and Equity Interests that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the financial projections are based in evaluating the Plan.

            4     BEST INTERESTS TEST

            With respect to each impaired Class of Claims and Equity Interests, confirmation of the Plan requires that each holder of a Claim or Equity Interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. To determine what holders of Claims and Equity Interests of each impaired Class would receive if the Debtors were liquidated under chapter 7, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of a chapter 7 liquidation case. The Cash amount that would be available for satisfaction of Unsecured Claims and Equity Interests would consist of the proceeds resulting from the disposition of the unencumbered assets and properties of the Debtors, augmented by the unencumbered Cash held by the Debtors at the time of the commencement of the liquidation case. Such Cash amount would be reduced by the amount of the costs and expenses of the liquidation and by such additional administrative and priority claims that might result from the termination of the Debtors' businesses and the use of chapter 7 for the purposes of liquidation.

            The Debtors' costs of liquidation under chapter 7 would include the fees payable to a chapter 7 trustee, as well as those fees that might be payable to attorneys and other professionals that such a trustee might engage. In addition, claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtors during the pendency of the Chapter 11 Cases. The foregoing types of claims and other claims that might arise in a liquidation case or result from the pending Chapter 11 Cases, including any unpaid expenses incurred by the Debtors and the Creditors' Committee during the Chapter 11 Cases such as compensation for attorneys, financial advisors and accountants, would be paid in full from the liquidation proceeds before the

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

balance of those proceeds would be made available to pay prepetition Unsecured Claims.

            To determine if the Plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of a liquidation of the Debtors' unencumbered assets and properties, after subtracting the amounts attributable to the foregoing claims, are then compared with the value of the property offered to such Classes of Claims and Equity Interests under the Plan.

            After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Cases, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail and (iii) the substantial increases in Claims which would be satisfied on a priority basis or on parity with creditors in the Chapter 11 Cases, the Debtors have determined that confirmation of the Plan will provide each holder of an Allowed Claim or Equity Interest with a recovery that is not less than such holder would receive pursuant to liquidation of the Debtors under chapter 7.

            The Debtors also believe that the value of any distributions to each class of Allowed Claims in a chapter 7 case, including all Secured Claims, would be less than the value of distributions under the Plan because such distributions in a chapter 7 case would not occur for a substantial period of time. It is likely that distribution of the proceeds of the liquidation could be delayed for two years after the completion of such liquidation in order to resolve Claims and prepare for distributions. In the likely event litigation were necessary to resolve Claims asserted in the chapter 7 case, the delay could be prolonged.

            The Debtors' Liquidation Analysis is attached hereto as Exhibit E. The information set forth in Exhibit E provides a summary of the liquidation values of the Debtors' assets, assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtors' estates. Reference should be made to the Liquidation Analysis for a complete discussion and presentation of the Liquidation Analysis. The Liquidation Analysis was prepared by the Debtors with the assistance of Blackstone.

            Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. The Liquidation Analysis is also based on assumptions with regard to liquidation decisions that are subject to change. Accordingly, the values reflected might not be realized if the Debtors were, in fact, to undergo such a liquidation. The chapter 7 liquidation

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

period is assumed to be a period of more than one year, allowing for, among other things, the (i) discontinuation of operations, (ii) selling of assets and
(iii) collection of receivables.

                                       XI.

                            EFFECTIVENESS OF THE PLAN

      A.    CONDITIONS PRECEDENT TO EFFECTIVENESS

            The Plan shall not become effective unless and until it has been confirmed and the following conditions have been satisfied in full or waived pursuant to Section XIII.B.2 thereof: (1) the Confirmation Order in a form satisfactory to the Debtors and the Creditors Committee shall have become a Final Order; (2) the Effective Date shall have occurred within six months following the Petition Date; (3) the Amended Penn Traffic Certificate of Incorporation and Amended Subsidiaries Certificates of Incorporation shall have been properly filed with the Secretary of State in their respective state of incorporation; (4) all authorizations, consents and regulatory approvals required (if any) for the Plan's effectiveness shall have been obtained; (5) the Court shall have ordered the substantive consolidation of the Chapter 11 Cases as provided in Section VI of the Plan; (6) the aggregate amount of Class 5 Claims does not exceed $50 million; and (7) on the Effective Date, the Reorganized Debtors have entered into a senior secured credit facility of not less than $275 million consisting of a term loan and a revolving working capital facility that will have not less than $50 million of undrawn availability thereunder in form acceptable to Satellite Fund Management, LLC, DDJ Capital Management, LLC and Loomis Sayles & Company LP.

      B.    WAIVER OF CONDITIONS

            The Debtors may waive any or all of the other conditions set forth in Section XIII.B.1 of the Plan, with the prior consent of the Creditors Committee, without leave of or order of the Court and without any formal action.

      C.    EFFECT OF FAILURE OF CONDITIONS

            In the event that the Effective Date does not occur on or before sixty (60) days after the Confirmation Date, upon notification submitted by the Debtors to the Court: (a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) the Debtors and all holders of Claims and Equity Interests shall be restored to the STATUS QUO ANTE as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred, and (d) the Debtors' obligations with respect to the Claims and Equity Interests shall remain unchanged and nothing contained in the Plan shall constitute or be deemed a waiver

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

or release of any Claims or Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

      D.    VACATUR OF CONFIRMATION ORDER

            If an order denying confirmation of the Plan is entered, then the Plan shall be null and void in all respects, and nothing contained in the Plan shall (a) constitute a waiver or release of any Claims against or Equity Interests in the Debtors; (b) prejudice in any manner the rights of the holder of any Claim against, or Equity Interest in, the Debtors; (c) prejudice in any manner any right, remedy or claim of the Debtors; or (d) be deemed an admission against interest by the Debtors.

                                      XII.

                             SECURITIES LAWS MATTERS

            No registration statement will be filed under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws with respect to the offer and distribution under the Plan of New Common Stock, New Notes and Warrants (including the New Common Stock issuable upon exercise thereof) (collectively, the "Plan Securities"). The Debtors believe that the provisions of section 1145(a)(1) (and, with respect to the New Common Stock issuable upon exercise of the Warrants, section 1145(a)(2)) exempt the offer and distribution of the Plan Securities from federal and state securities registration requirements.

      A.    BANKRUPTCY CODE EXEMPTIONS FROM REGISTRATION REQUIREMENTS

            1     INITIAL OFFER AND SALE OF PLAN SECURITIES

            Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and state laws if three principal requirements are satisfied: (i) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, of an affiliate participating in a joint plan with the debtor or of a successor to the debtor under the plan; (ii) the recipients of the securities must each hold a prepetition or administrative expense claim against the debtor or an interest in the debtor; and (iii) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or principally in such exchange and partly for cash or property. Penn Traffic believes that the offer and sale of the Plan Securities under the Plan satisfy the requirements of section 1145(a)(1) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state securities laws.

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

            Section 1145(a)(2) of the Bankruptcy Code exempts the offer of a security through any warrant, option or right to subscribe that was sold in the manner specified in section 1145(a)(1) of the Bankruptcy Code and the sale of a security upon the exercise of such a warrant, option or right to subscribe. Penn Traffic believes that the offer and sale of New Common Stock pursuant to the Warrants, satisfy the requirements of section 1145(a)(2) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state securities laws.

            2     SUBSEQUENT TRANSFERS OF PLAN SECURITIES

            In general, all resales and subsequent transactions in (i) the New Common Stock, New Notes and Warrants distributed under the Plan and (ii) the New Common Stock issued upon the exercise of Warrants will be exempt from registration under the Securities Act pursuant to section 4(1) of the Securities Act, unless the holder thereof is deemed to be an "underwriter" with respect to such securities, an "affiliate" of the issuer of such securities or a "dealer."
Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":

            (i) persons who purchase a claim against, an interest in or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest ("accumulators");

            (ii) persons who offer to sell securities offered under a plan for the holders of such securities ("distributors");

            (iii) persons who offer to buy securities from the holders of such securities, if the offer to buy is (a) with a view to distributing such securities and (b) made under a distribution agreement; and

            (iv) a person who is an "issuer" with respect to the securities, as the term "issuer" is defined in section 2(11) of the Securities Act.

Under section 2(11) of the Securities Act, an "issuer" includes any "affiliate" of the issuer, which means any person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with the issuer. Under section 2(12) of the Securities Act, a "dealer" is any person who engages either for all or part of his or her time, directly or indirectly, as agent, broker or principal, in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person. Whether or not any particular person would be deemed to be an "underwriter" or an "affiliate" with respect to any Plan Security or to be a "dealer" would depend upon various facts and circumstances applicable to that person. Accordingly, Penn Traffic expresses no view as to whether any person would be an "underwriter" or an "affiliate" with respect to any Plan Security or would be a "dealer." Because certain holders of large amounts of Senior Notes and

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

Senior Subordinated Notes (who will receive New Common Stock under the Plan) may be considered "affiliates" of Penn Traffic, Penn Traffic has agreed to enter into a Registration Rights Agreement with such holders to register under the Securities Act resale of the Plan Securities to be received by such holders. SEE "Securities Law Matters -- Registration Rights."

            The SEC has taken the position that resales by accumulators and distributors of securities distributed under a plan of reorganization who are not affiliates of the issuer of such securities are exempt from registration under the Securities Act if effected in "ordinary trading transactions." The staff of the SEC has indicated in this context that a transaction by such non-affiliates may be considered an "ordinary trading transaction" if it is made on an exchange or in the over-the-counter market and does not involve any of the following factors:

            (i) (a) concerted action by the recipients of securities issued under a plan in connection with the sale of such securities or
                  (b) concerted action by distributors on behalf of one or more such recipients in connection with such sales;

            (ii) the use of informational documents concerning the offering of the securities prepared or used to assist in the resale of such securities, other than a bankruptcy court-approved disclosure statement and supplements thereto, and documents filed with the SEC pursuant to the Exchange Act; or

            (iii) the payment of special compensation to brokers and dealers in connection with the sale of such securities designed as a special incentive to the resale of such securities (other than the compensation that would be paid pursuant to arm's-length negotiations between a seller and a broker or dealer, each acting unilaterally, not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer).

THE VIEWS OF THE SEC ON THE MATTER HAVE NOT, HOWEVER, BEEN SOUGHT BY PENN TRAFFIC AND, THEREFORE, NO ASSURANCE CAN BE GIVEN REGARDING THE PROPER APPLICATION OF THE "ORDINARY TRADING TRANSACTION" EXEMPTION DESCRIBED ABOVE. ANY PERSON INTENDING TO RELY ON SUCH EXEMPTION IS URGED TO CONSULT HIS OR HER COUNSEL AS TO THE APPLICABILITY THEREOF TO HIS OR HER CIRCUMSTANCES.

            Securities Act Rule 144 provides an exemption from registration under the Securities Act for certain limited public resales of unrestricted securities by "affiliates" of the issuer of such securities. Rule 144 allows a holder of unrestricted securities that is an affiliate of the issuer of such securities to sell, without registration, within any three-month period a number of shares of such unrestricted securities that does not exceed the greater of one percent (1%) of the number of outstanding securities in question or the average weekly trading volume in the securities in question during the four calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule 144, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, notice requirements and the availability of current public information regarding the issuer. Penn Traffic believes that, pursuant to section 1145(c) of the Bankruptcy Code, the Plan Securities will be unrestricted for purposes of Rule 144.

            GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE PLAN SECURITIES. THE DEBTORS RECOMMEND THAT HOLDERS OF CLAIMS AND INTERESTS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

            State securities laws generally provide registration exemptions for subsequent transfers by a bona-fide owner for his or her own account and subsequent transfers to institutional or accredited investors. Such exemptions are generally expected to be available for subsequent transfers of New Common Stock, New Notes and Warrants.

            3     CERTAIN TRANSACTIONS BY STOCKBROKERS

            Under section 1145(a)(4) of the Bankruptcy Code, stockbrokers effecting transactions in the New Common Stock, New Notes or Warrants prior to the expiration of 40 days after the Confirmation Date are required to deliver to the purchaser of such securities a copy of this Disclosure Statement (and supplements hereto, if any, if ordered by the Court) at or before the time of delivery of such securities to such purchaser. In connection with prior cases under the Bankruptcy Code, the staff of the SEC has taken so-called "no-action" positions with respect to noncompliance by stockbrokers with such requirement in circumstances in which the debtor was, and the reorganized debtor was to continue to be, subject to and in compliance with the periodic reporting requirements of the Exchange Act. Penn Traffic was and will continue to be subject to the periodic reporting requirements of the Exchange Act. THE VIEWS OF THE SEC ON THE MATTER HAVE NOT, HOWEVER, BEEN SOUGHT BY PENN TRAFFIC AND, THEREFORE, NO ASSURANCE CAN BE GIVEN REGARDING THE POSSIBLE CONSEQUENCES OF NONCOMPLIANCE BY STOCKBROKERS WITH THE DISCLOSURE STATEMENT DELIVERY REQUIREMENTS OF SECTION 1145(A)(4). STOCKBROKERS ARE URGED TO CONSULT THEIR OWN COUNSEL WITH RESPECT TO SUCH REQUIREMENTS.

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

      B.    REGISTRATION RIGHTS

            Pursuant to the Plan, Penn Traffic will agree to enter into a Registration Rights Agreement with certain entities (i.e., the Initial Holders) providing for the registration of the New Common Stock, the shares of New Common Stock issuable upon exercise of the New Warrants, the New Warrants and the New Senior Notes under the Plan. Only entities entitled to receive distributions pursuant to the Plan of New Common Stock representing at least 10% of the aggregate New Common Stock issuable pursuant to the Plan (collectively, "Eligible Security Holders") will be entitled to enter into the Registration Rights Agreement. The Debtors believe that there are only two holders of Senior Notes who will be Eligible Security Holders and who will be entitled to registration rights. Under the Registration Rights Agreement, during the period commencing on the Effective Date and ending on the first date on which there are no registerable securities, Penn Traffic will be required, subject to certain black-out periods, to maintain for five years an effective "shelf" registration statement covering the resale by the Eligible Security Holders under the Securities Act of the shares of New Common Stock, Warrants or New Senior Notes, as the case may be received by such Eligible Security Holders under the Plan.

            PENN TRAFFIC DOES NOT PRESENTLY INTEND TO SUBMIT ANY NO-ACTION OR INTERPRETATIVE REQUESTS TO THE COMMISSION WITH RESPECT TO ANY SECURITIES LAWS MATTERS DISCUSSED HEREIN.

                                      XIII.

                              FINANCIAL INFORMATION

      A.    FINANCIAL STATEMENTS

            The audited consolidated balance sheets of the Debtors for the fiscal years ended January 31, 1998 and February 1, 1997 and the related consolidated statements of operations, cash flows and shareholders' equity (deficit) for the 3 years ended January 31, 1998, are contained in "Financial Statements" in the Annual Report on Form 10-K, a copy of which is annexed as Exhibit C to this Disclosure Statement and the full text of which is incorporated herein by reference. This financial information is provided to permit the holders of Claims and Equity Interests to better understand the Debtors' historical business performance and the impact of the Chapter 11 Cases on the Debtors' businesses. During the Chapter 11 Cases, the Debtors are required to file monthly operating reports with the Court. Such financial information is on file with the Court and available to the public for review.

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      B.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
            CONDITION AND RESULTS OF OPERATIONS

            For a detailed discussion by management of the Debtors' financial condition, most recent results of operations, liquidity, and capital resources, see Item 7 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report on Form 10-K and the Form 10-Q for the quarter ended on October 31, 1998, annexed as Exhibits C and G, respectively, to this Disclosure Statement.

      C.    RECENT PERFORMANCE

            See the Annual Report on Form 10-K for the fiscal year ended January 31, 1998, the Form 10-Q for the quarter ended on October 31, 1998 and the Fourth Quarter Fiscal 1999 Earnings Press Release annexed as Exhibits C, G and I, respectively, to this Disclosure Statement.

                                      XIV.

                        ALTERNATIVES TO CONFIRMATION AND
                            CONSUMMATION OF THE PLAN

            If the Plan is not confirmed and consummated, the alternatives to the Plan include (i) liquidation of the Debtors under chapter 7 of the Bankruptcy Code and (ii) an alternative plan of reorganization.

      A.    LIQUIDATION UNDER CHAPTER 7

            If no plan is confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected to liquidate the Debtors' assets for distribution in accordance with the priorities established by chapter 7. A discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of Claims and Equity Interests and the Debtors' liquidation analysis are set forth herein. The Debtors believe that liquidation under chapter 7 would result in (i) smaller distributions being made to creditors than those provided for in the Plan because of (a) the likelihood that the Debtors' assets would have to be sold or otherwise disposed of in a less orderly fashion over a shorter period of time,
(b) additional administrative expenses involved in the appointment of a trustee, and (c) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations, and (ii) no distributions being made to the holders of Equity Interests.

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      B.    ALTERNATIVE PLAN OF REORGANIZATION

            If the Plan is not confirmed, the Debtors (or if the Debtors' exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of the Debtors' businesses or an orderly liquidation of their assets. With respect to an alternative plan, the Debtors have explored various alternatives in connection with the formulation and development of the Plan. The Debtors believe that the Plan, as described herein, enables creditors and Equity Interest holders to realize the most value under the circumstances. In a liquidation under chapter 11, the Debtors' assets would be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, possibly resulting in somewhat greater (but indeterminate) recoveries than would be obtained in chapter 7. Further, if a trustee were not appointed, because such appointment is not required in a chapter 11 case, the expenses for professional fees would most likely be lower than those incurred in a chapter 7 case. Although preferable to a chapter 7 liquidation, the Debtors believe that any alternative liquidation under chapter 11 is a much less attractive alternative to creditors and Equity Interest holders than the Plan because of the greater returns provided by the Plan.

                                       XV.

               CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

            The following discussion summarizes certain federal income tax consequences of the implementation of the Plan to holders of Senior Notes and Senior Subordinated Notes and to the Debtors. It does not address the federal income tax consequences to holders whose secured or priority Claims are entitled to reinstatement or payment in full in cash under the Plan.

            The following summary is based on the Internal Revenue Code of 1986, as amended (the "Tax Code"), Treasury regulations promulgated and proposed thereunder, judicial decisions, and published administrative rules and pronouncements of the IRS in effect on the date hereof. Changes in, or new interpretations of, such rules may have retroactive effect and could significantly affect the federal income tax consequences described below.

            The federal income tax consequences of the Plan are complex and are subject to uncertainties. The Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary does not address foreign, state, or local tax consequences of the Plan, and it does not purport to address the federal income tax consequences of the Plan to special classes of taxpayer (such as foreign taxpayers, broker-dealers, banks, mutual

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funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, and investors in pass-through entities).

            ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF A HOLDER OF A CLAIM OR EQUITY INTEREST. EACH HOLDER OF A CLAIM OR EQUITY INTEREST IS URGED TO CONSULT ITS OWN TAX ADVISOR FOR THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

      A.    CONSEQUENCES TO CREDITORS

            1     TAX SECURITIES

            The federal income tax consequences of the Plan may vary depending upon, among other things, whether a holder's Claim being exchanged constitutes a "security" of the Debtors for federal income tax purposes (a "Tax Security"). The term "security" is not defined in the Tax Code but is generally understood to include stock, rights to purchase stock, and debt instruments with a maturity more than 10 years from the date of issuance, although the determination whether a particular claim or debt constitutes a Tax Security depends upon an overall evaluation of the nature of the claim or debt. An instrument with an original term of as little as 5 years may qualify. Under these principles, the New Common Stock and New Warrants will be characterized as Tax Securities, and it is likely that the Senior Notes, the Senior Subordinated Notes, and the New Senior Notes will be characterized as Tax Securities. However, each holder should consult its tax advisor regarding the tax status of its Claim or Claims.

            The Tax Security issue arises because the Tax Code's corporate reorganization provisions generally provide that a holder recognizes no gain or loss upon exchanging an issuer's Tax Securities for other Tax Securities of such issuer (except that consideration received for a claim for accrued but unpaid interest must be included as current income). By contrast, a holder will recognize gain upon exchanging (i) an issuer's obligations that are not Tax Securities for Tax Securities of such issuer, or (ii) an issuer's Tax Securities for obligations of such issuer that are not Tax Securities. See also subsection
A.3 below ("Consequences to Creditors--Claims or Consideration Not Constituting Tax Securities").

            To the extent a Claim holder's receipt of the New Senior Notes, New Common Stock, or New Warrants is attributable to accrued interest, the exchanging holder will recognize current income.

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            2     CLAIMS AND CONSIDERATION CONSTITUTING TAX SECURITIES

            In general, each holder of a Claim that constitutes a Tax Security will not recognize any gain or loss upon implementation of the Plan, but may recognize gain (computed as described below in section A.3), to the extent of any consideration other than Tax Securities issued by the Debtors in satisfaction of its Claim. The character of any such gain or loss would be determined in accordance with the principles discussed below in subsection A.3. See also section C below ("Additional Tax Considerations for All Holders of Claims").

            A holder's tax basis in New Senior Notes, New Common Stock, and New Warrants received in satisfaction of a Claim represented by a Tax Security of the Debtors will be such holder's adjusted tax basis in such Claim, decreased by the sum of the cash and the fair market value of any notes received that are not Tax Securities, and increased by any gain recognized by such holder on the exchange. A holder that receives Tax Securities of the Debtor and whose exchanged Claim constitutes a Tax Security must apportion its adjusted tax basis in such Claim (decreased by any cash received and the fair market value of any obligations received that are not Tax Securities, and increased by any gain recognized) between the New Senior Notes, the New Common Stock, and the New Warrants it receives in accordance with their relative fair market values.

            If a holder of a Claim constituting a Tax Security receives Debtors' obligations that are Tax Securities, such holder may have a tax basis in the new obligations that exceeds the stated principal amount of such obligations. In such case, the excess basis may be the subject of annual deductions to the holder under the bond premium amortization rules of the Tax Code, or the holder may be entitled to exclude from income all or a portion of any original issue discount income on the obligations. See the discussion of the OID rules in subsection A.4 below ("Consequences to Creditors--Application of OID Rules").

            A holder's holding period for New Senior Notes, New Common Stock, and New Warrants received in exchange for the Debtors' Tax Securities will include such holder's holding period for the obligations so exchanged, except to the extent the New Senior Notes, New Common Stock, or New Warrants were issued in respect of such holder's Claim for accrued interest. A holder's holding period for New Senior Notes, New Common Stock, or New Warrants issued in respect of its Claim for accrued interest (or in respect of which the holder is otherwise required to recognize gain) will begin on the day after their issuance.

            3     CLAIMS OR CONSIDERATION NOT CONSTITUTING TAX SECURITIES

            If any of the Senior Notes, the Senior Subordinated Notes, the New Senior Notes, the New Common Stock, or the New Warrants were not treated as Tax

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Securities, all or a portion of the exchange of (i) Senior Notes for New Senior
Notes and New Common Stock, or (ii) Senior Subordinated Notes for New Common Stock and New Warrants, would constitute a taxable transaction. See also subsection C.1 below ("Additional Tax Considerations for All Holders of Claims--Distributions in Discharge of Accrued Interest").

            If the Senior Notes and/or the Senior Subordinated Notes were not treated as Tax Securities, an exchange relating to such notes that were not treated as Tax Securities would constitute a taxable event in which a holder of Senior Notes or Senior Subordinated Notes would generally recognize gain or loss in an amount equal to the difference between (a) the "amount realized," i.e., the cash and/or aggregate fair market value of all property received by the Claim holder in exchange for its Claim (other than a Claim for interest), and
(b) its adjusted basis in the exchanged debt instruments (exclusive of any basis attributable to accrued interest).

            If the Senior Notes were characterized as Tax Securities but the New Senior Notes were not, a holder of Senior Notes would recognize gain upon receipt of New Senior Notes equal to the lesser of (a) the fair market value of such New Senior Notes received in exchange for its Senior Notes, and (b) the total gain realized in the exchange, which amount would equal the difference between the Senior Note holder's tax basis in its Senior Note and the aggregate fair market value of the New Senior Notes and New Common Stock received in the exchange.

            The character of any gain or loss recognized as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the claim constitutes a capital asset in the hand of the holder, whether the claim has been held for more than twelve months, whether the claim was purchased at a discount (in which case the market discount rules of the Tax Code may apply to recharacterize a portion of any gain as ordinary income), and whether and to what extent the holder has previously claimed a bad debt deduction in respect of such Claim. Also in this regard, Tax Code Section 582(c) provides that the sale or exchange of a bond, debenture, note, certificate, or other evidence of indebtedness by certain financial institutions will be considered the sale or exchange of a non-capital asset. Accordingly, any gain or loss recognized by such financial institutions as a result of the implementation of the Plan will be ordinary gain or loss, regardless of the nature of their claims. See also section C below ("Additional Tax Considerations for All Holders of Claims").

            A holder's tax basis in any New Senior Notes, New Common Stock, or New Warrants will be the fair market value thereof included in the holder's amount realized on the exchange. The holding period for the New Senior Notes, New Common Stock, or New Warrants so received will begin on the day following the exchange.

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

            4     APPLICATION OF OID RULES

            Under the Tax Code, a holder of a debt instrument that has original issue discount ("OID") must include a portion of the OID in gross income in each taxable year or portion thereof in which the holder holds the debt instrument, even if the holder has not received a cash payment in respect of such OID. In general, OID is equal to the excess of (i) an instrument's "stated redemption price at maturity" over (ii) its "issue price."

            The "issue price" of a debt instrument issued for property (such as an outstanding debt instrument) depends upon the circumstances surrounding its issuance. The issue price of a debt instrument that is publicly traded is generally the fair market value of the debt instrument when issued. The fair market value is generally determined from the price at which such debt instrument trades on the first day after issuance. If the new debt instrument is not publicly traded and is issued for property (such as an outstanding debt instrument) that is publicly traded, then the issue price is generally determined from the price at which such property trades on the issue date. Although the matter is not free from doubt, the Debtors expect that the outstanding Senior Notes will constitute publicly traded property for purposes of applying the foregoing rules. Accordingly, the issue price of the New Senior Notes is expected to be their fair market value, as described above. Although the Debtors believe that such fair market value will be the face value of the New Senior Notes, their fair market value will be determined by the actual trading prices at the time the New Senior Notes are issued. If the New Senior Notes are issued at a discount from face value, they would have OID of at least the amount of such discount.

            The "stated redemption price at maturity" of a debt instrument is the sum of all payments to be made on such instrument, other than certain interest payments based on a fixed rate payable unconditionally at fixed periodic intervals of one year or less during the entire term of the instrument. Under the applicable regulations, payments on the New Senior Notes will not be treated as such qualified periodic interest payments. Accordingly, in all events, the New Senior Notes will have OID and each holder will be required to include a portion thereof in gross income for each taxable year even if the holder receives no payments during that year or only receives payment in the form of additional New Senior Notes. However, the precise amount and timing of inclusions will depend on a number of factors, including whether the New Senior Notes are treated as issued at a discount or at par and accordingly will not be determinable until the New Senior Notes are issued. The Debtors will furnish annually to the Internal Revenue Service (other than with respect to certain exempt holders) and to holders of New Senior Notes information with respect to the OID accruing while such New Senior Notes are held by such holders.

            Treasury regulations provide that a holder acquiring a debt instrument in a reorganization exchange may exclude all of the OID on such debt instrument from such holder's taxable income if it is acquired at a "premium" (i.e., if the

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

adjusted tax basis in the acquired debt instrument exceeds the sum of all payments due on the instrument after the acquisition date, less certain stated interest) and may exclude a part of the OID on such debt instrument from such holder's taxable income if it is acquired at an "acquisition premium" (i.e., if the adjusted tax basis in the acquired debt instrument exceeds its adjusted issue price).

      B.    CONSEQUENCES TO THE DEBTORS

            The Debtors have reported for federal income tax purposes substantial consolidated net operating loss ("NOL") carryforwards. In addition, the Debtors have substantial tax basis in their assets. As discussed below, certain tax attributes of the Debtors, such as NOLs and tax basis, will be subject to reduction and limitation as a result of implementing the Plan.

            1     CANCELLATION OF DEBT

            In general, the Tax Code provides that a debtor in a bankruptcy case does not include cancellation of debt ("COD") income in its gross income, but rather must reduce its tax attributes, to the extent it has such attributes to reduce, by the amount of COD that otherwise would have been recognized. The amount of COD is the amount by which the indebtedness discharged exceeds the consideration for which it is exchanged. A debtor's tax attributes are generally reduced in the following order until COD is exhausted: NOLs, general business credits, alternative minimum tax credits, capital losses, the tax basis of its assets, passive activity losses, and credits and foreign tax credits. Losses (and tax credits) are reduced only after the debtor's tax liability for the current year is determined (with, in each case, current-year losses being reduced before any carryforwards from prior years), and tax basis is reduced as of the first day of the succeeding year. A debtor's tax basis in its assets will not be reduced below the amount of its liabilities (as defined) outstanding immediately after the COD is recognized. Any COD remaining after exhausting available tax attributes is simply forgiven. Any reduction of tax attributes generally occurs on a separate company basis, even though the Debtors file a consolidated federal income tax return.

            As a result of the reduction of the Debtors' indebtedness pursuant to the Plan, the Debtors will suffer attribute reduction. The Debtors believe they will have significant COD. The extent of resulting attribute reduction to the Debtors will depend, however, primarily upon the amount of its liabilities outstanding on the Effective Date. The attribute reduction is expected to eliminate NOL carryforwards that otherwise might be available to the Debtors and the vast majority of the tax basis of the Debtors' long-term assets. This will reduce the amount of tax depreciation and amortization that the Company will be able to utilize on its tax returns starting in the fiscal year ending January 28, 2001, and therefore potentially may increase taxes due in future tax periods.

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

            2     APPLICABLE HIGH-YIELD DISCOUNT OBLIGATIONS

            If the yield to maturity of the New Senior Notes (as determined for U.S. federal income tax purposes) exceeds the "applicable federal rate" ("AFR") plus 500 basis points, the New Senior Notes will be subject to the applicable high-yield discount obligation ("AHYDO") rules of the Code. The AFR will be determined according to the month in which the New Senior Notes are issued. The yield to maturity of the New Senior Notes is expected to exceed the appropriate AFR for the month of issue plus 500 basis points. In such case, under the AHYDO rules the Debtors' deductions with respect to OID will be suspended until such amounts are actually paid, and the "disqualified portion" of such OID (defined as the portion that is attributable to the yield on such New Senior Note in excess of the AFR plus 600 basis points), if any, will be permanently nondeductible. The AHYDO rules generally do not affect the amount, timing, or character of a holder's income. However, domestic corporate holders of New Senior Notes may be eligible for a dividends-received deduction with respect to their inclusion in income of the "disqualified portion" if such amount, if paid with respect to stock, would have constituted a dividend for U.S. federal income tax purposes. The availability of a dividends-received deduction is subject to a number of complex limitations.

            3     ALTERNATIVE MINIMUM TAX

            In general, an alternative minimum tax ("AMT") is imposed on a corporation's alternative minimum taxable income ("AMTI") at a 20-percent rate to the extent such tax exceeds the corporation's regular federal income tax. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all its taxable income for regular tax purposes by available NOL carryforwards, only 90 percent of AMTI may be offset by available NOL carryforwards (as computed for AMT purposes). Any AMT a corporation pays will generally be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to AMT.

      C.    ADDITIONAL TAX CONSIDERATIONS FOR ALL CLAIM HOLDERS

            1     DISTRIBUTIONS IN DISCHARGE OF ACCRUED INTEREST

            A Claim holder that receives stock or other property in discharge of a Claim for interest accrued during the period the holder owned such Claim and not previously included in such holder's income will be required to recognize ordinary income equal to the fair market value of the New Senior Notes, New Common Stock, and New Warrants, as the case may be, received in respect of such Claim. A holder generally will recognize a deductible loss (or, possibly, a write-off against a reserve for bad debts) to the extent any accrued interest claimed was previously included in

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

its gross income and is not paid in full by the Debtors. The tax basis of any New Senior Notes, New Common Stock, or New Warrants received in exchange for Claims for accrued interest will be the fair market value of the New Common Stock and New Warrants on the day of the exchange or the issue price of the New Senior Notes, as the case may be. The holding period for such New Senior Notes, New Common Stock, and New Warrants will begin the day after the exchange.

            Under the Plan, distributions in respect of Allowed Claims will be allocated first to the stated principal amount of such Claims, with any excess allocated to interest. However, there can be no assurance that the IRS or the courts will respect the Plan allocation for federal income tax purposes.

            2 SUBSEQUENT SALE OF NEW SENIOR NOTES, NEW COMMON STOCK, OR NEW WARRANTS

            Any gain recognized by a holder upon a subsequent taxable disposition of New Senior Notes, New Common Stock, or New Warrants received pursuant to the Plan in satisfaction of a Claim (or any stock or other property received for them in a later tax-free exchange) may be treated as ordinary income to the extent of (i) any bad debt deductions (or additions to a bad debt reserve) previously claimed with respect to its Claim and any ordinary loss deduction incurred upon satisfaction of its Claim, less any income (other than interest income) recognized by the holder upon satisfaction of its Claim, (ii) with respect to a cash-basis holder, any amounts that would have been included in its gross income if the holder's Claim had been satisfied in full but were not included by reason of the cash method of accounting, and (iii) any accrued market discount that is assigned to the New Senior Notes, New Common Stock, or New Warrants, as discussed in subsection C.3 below ("Additional Tax Considerations for All Claim Holders--Market Discount").

            3     MARKET DISCOUNT

            The Treasury Department is expected to promulgate regulations that will provide that any accrued "market discount" not treated as ordinary income upon a tax-free exchange of market-discount bonds (generally, bonds acquired for less than their issue price) would carry over to any nonrecognition property received in the exchange. If such regulations are promulgated and applicable to the Plan, any accrued but unrecognized market discount on an exchanged Claim that constitutes a Tax Security would carry over to any New Senior Notes, New Common Stock, or New Warrants received pursuant to the Plan. Any gain recognized by a holder upon a subsequent disposition of such New Senior Notes, New Common Stock, or New Warrants also would be treated as ordinary income to the extent of any accrued market discount not previously included in such holder's income. Holders are urged to consult their tax advisors as to the application of the market discount rules.

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            4     WITHHOLDING

            All distributions to holders of Allowed Claims under the Plan are subject to applicable withholding (including employment tax withholding). Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails to report properly interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax, but merely an advance payment that may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding.

            THE FOREGOING FEDERAL INCOME TAX SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. ALL CREDITORS AND EQUITY HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES OF THE PLAN.

                           [INTENTIONALLY LEFT BLANK]

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                                      XVI.

                                   CONCLUSION

            The Debtors believe the Plan is in the best interests of all Creditors and Equity Interestholders and urge those entitled to vote to accept the Plan.

Dated: April 2, 1999

                                             THE PENN TRAFFIC COMPANY


                                             By: ___________________________
                                                 Name:  Martin A. Fox
                                                 Title: Vice President-Finance


                                             DAIRY DELL, INC.


                                             By: ___________________________
                                                 Name:  Martin A. Fox
                                                 Title: Vice President


                                             BIG M SUPERMARKETS, INC.


                                             By: ___________________________
                                                 Name:  Martin A. Fox
                                                 Title: Vice President


                                             PENNY CURTISS BAKING COMPANY, INC.


                                             By: ___________________________
                                                 Name:  Martin A. Fox
                                                 Title: Vice President

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                      EXHIBITS TO THE DISCLOSURE STATEMENT


A     PROPOSED PLAN OF REORGANIZATION

B     DISCLOSURE STATEMENT ORDER

C     ANNUAL REPORT ON FORM 10-K

D     FINANCIAL PROJECTIONS

E     LIQUIDATION ANALYSIS

F     ORGANIZATIONAL CHART

G     QUARTERLY REPORT ON FORM 10-Q

H     RECOVERY ANALYSIS

I     FOURTH QUARTER FISCAL 1999 EARNINGS PRESS RELEASE

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